    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 2004

                                                      REGISTRATION NO. _________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                             CMS ENERGY CORPORATION
                         (Exact name of registrant as
                           specified in its charter)

                                    MICHIGAN
                         (State or other jurisdiction of
                         incorporation or organization)

                                   38-2726431
                      (I.R.S. Employer Identification No.)

                                ONE ENERGY PLAZA
                             JACKSON, MICHIGAN 49201
                                 (517) 788-0550
                        (Address, including zip code, and
                    telephone number, including area code, of
                    registrant's principal executive office)

                                 THOMAS J. WEBB
                            EXECUTIVE VICE PRESIDENT
                           AND CHIEF FINANCIAL OFFICER
                             CMS ENERGY CORPORATION
                                ONE ENERGY PLAZA
                             JACKSON, MICHIGAN 49201
                                 (517) 788-1030
                    (Name, address, including zip code, and
                     telephone number, including area code,
                              of agent for service)

  It is respectfully requested that the Commission send copies of all notices, orders and communications to:

                               ROBERT C. SHROSBREE
                            ASSISTANT GENERAL COUNSEL
                             CMS ENERGY CORPORATION
                                ONE ENERGY PLAZA
                             JACKSON, MICHIGAN 49201
                                 (517) 768-7323

                                 ---------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                                 ---------------

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

          TITLE OF EACH CLASS OF            AMOUNT TO BE    PROPOSED MAXIMUM OFFERING   PROPOSED MAXIMUM AGGREGATE      AMOUNT OF
        SECURITIES TO BE REGISTERED          REGISTERED          PRICE PER UNIT              OFFERING PRICE (1)     REGISTRATION FEE
-----------------------------------------  --------------  --------------------------   --------------------------  ----------------
3.375% Convertible Senior Notes due 2023    $150,000,000             100%                      $150,000,000             $19,005

(1) Estimated pursuant to Rule 457(f) of the Securities Act solely for the purpose of calculating the registration fee.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 Subject to Completion dated September 24, 2004

                                [CMS ENERGY LOGO]

                                  $150,000,000
                             CMS ENERGY CORPORATION
                    3.375% CONVERTIBLE SENIOR NOTES DUE 2023

                                 ---------------

      We issued the Notes in a private placement in the third quarter of 2003 at an issue price of $1,000 per note. Under this prospectus, the selling securityholders named herein or in any supplements hereto may offer and sell their Notes and the shares of our common stock issuable upon conversion of their Notes.

      The Notes bear interest at the rate of 3.375% per year. Interest on the Notes is payable on January 15 and July 15 of each year, beginning on January 15, 2005. The Notes are convertible by Holders into shares of our common stock at a conversion price of $10.671 per share (subject to adjustment in certain events), unless we have previously redeemed the Notes or unless the Notes have matured, under the following circumstances: (1) the price of our common stock issuable upon conversion reaches specified thresholds described in this prospectus; (2) if we call the Notes for redemption; (3) upon the occurrence of specified corporate transactions described in this prospectus; or (4) subject to certain exceptions, during the five business-day period after any ten consecutive trading-day period in which the trading price per Note for each day of the ten trading-day period was less than 95% of the product of the closing sale price of our common stock and the conversion rate of such Note.

      The Notes mature on July 15, 2023. We may redeem some or all of the Notes at any time after July 15, 2008. The redemption prices are described under the caption "Description of the Notes -- Optional Redemption."

      The Notes are our unsecured obligations and rank equally with all of our other unsecured senior indebtedness. Under certain circumstances, Holders of the Notes have the right to require us to repurchase all or any part of their Notes at a repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest and additional amounts, if any, to but excluding the repurchase date.

      Our common stock is listed on the New York Stock Exchange under the symbol "CMS." The last reported price of the common stock on September 22, 2004, was $9.39 per share.

      The Notes are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages Market commonly referred to as the Portal Market.

                                 ---------------

      INVESTING IN THE NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 12.

      We will not receive any of the proceeds from the sale by any of the selling securityholders of the Notes or the shares of our common stock. The Notes and the shares of our common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling securityholders. In addition, our common stock may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange. See "Plan of Distribution." The selling securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "SECURITIES ACT"). Any profits realized by the selling securityholders may be deemed to be underwriting commissions. If the selling securityholders use any broker-dealers, any commission paid to broker-dealers and, if broker-dealers purchase any Notes or shares of common stock as principals, any profits received by such broker-dealers on the resale of the Notes or shares of common stock may be deemed to be underwriting discounts or commissions under the Securities Act.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ---------------

                The date of this Prospectus is September 24, 2004

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT OR TO MAKE ANY REPRESENTATIONS ABOUT US OR THE TRANSACTIONS WE DISCUSS IN THIS PROSPECTUS. IF YOU RECEIVE INFORMATION ABOUT THESE MATTERS THAT IS NOT INCLUDED IN THIS PROSPECTUS, YOU MUST NOT RELY ON THAT INFORMATION. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                                 ---------------

                                TABLE OF CONTENTS

                                                                                                PAGE
                                                                                                ----
Where You Can Find More Information........................................................       2
Forward-Looking Statements and Information.................................................       3
Summary....................................................................................       5
Risk Factors...............................................................................      12
Use of Proceeds............................................................................      21
Ratio of Earnings to Fixed Charges.........................................................      21
Price Range of Our Common Stock and Dividend Policy........................................      22
CMS Energy.................................................................................      22
Description of the Notes...................................................................      26
Description of our Capital Stock...........................................................      47
Material United States Federal Income Tax Considerations...................................      54
Selling Securityholders....................................................................      57
Plan of Distribution.......................................................................      58
Legal Matters..............................................................................      60
Experts....................................................................................      60

                                 ---------------

                       WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC under File No. 1-9513. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street N.W., Room 1024, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can find additional information about us, including our Annual Report on Form 10-K/A for the year ended December 31, 2003 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, on our Web site at http://www.cmsenergy.com. The information on this Web site is not a part of this prospectus.

      We are "incorporating by reference" information into this prospectus. This means that we are disclosing important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances.

      - Annual Report on Form 10-K/A for the year ended December 31, 2003 filed on July 21, 2004

      - Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed on May 7, 2004 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 filed on August 6, 2004

      - Current Reports on Form 8-K filed on January 22, 2004, March 18, 2004, April 14, 2004, June 3, 2004, August 20, 2004, August 31, 2004
            and September 1, 2004

      The documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "EXCHANGE ACT") after the date of this prospectus and prior to the termination of this offering are also incorporated by reference into this prospectus.

      We will provide, upon your oral or written request, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings at no cost by writing or telephoning us at the following address:

CMS Energy Corporation
One Energy Plaza
Jackson, Michigan 49201
Tel: (517) 788-0550
Attention: Office of the Secretary

                                 ---------------

                   FORWARD-LOOKING STATEMENTS AND INFORMATION

      This prospectus contains forward-looking statements as defined in Rule 3b-6 of the Exchange Act, as amended, Rule 175 of the Securities Act, as amended, and relevant legal decisions. Our intention with the use of such words as "may," "could," "anticipates," "believes," "estimates," "expects," "intends," "plans," and other similar words is to identify forward-looking statements that involve risk and uncertainty. We designed this discussion of potential risks and uncertainties to highlight important factors that may impact our business and financial outlook. We have no obligation to update or revise forward-looking statements regardless of whether new information, future events or any other factors affect the information contained in the statements. These forward-looking statements are subject to various factors that could cause our actual results to differ materially from the results anticipated in these statements. Such factors include our inability to predict and/or control:

      - the efficient sale of non-strategic and under-performing domestic and international assets and discontinuation of certain operations;

      - capital and financial market conditions, including the current price of our common stock and the effect on our pension plan, interest rates and availability of financing to us, to Consumers Energy Company ("CONSUMERS"), a wholly owned subsidiary, or any of their affiliates and to the energy industry;

      -     ability to access the capital markets successfully;

      - market perception of the energy industry, us and Consumers or any of their affiliates;

      -     our and Consumers' or any of their affiliates' securities ratings;

      -     currency fluctuations, transfer restrictions and exchange controls;

      - factors affecting utility and diversified energy operations such as unusual weather conditions, catastrophic weather-related damage, unscheduled generation outages, maintenance or repairs or electric transmission or gas pipeline system constraints;

      - international, national, regional and local economic, competitive and regulatory policies, conditions and developments;

      - adverse regulatory or legal decisions, including environmental laws and regulations;

      - the impact of adverse natural gas prices on the Midland Cogeneration Venture Limited Partnership (the "MCV PARTNERSHIP") investment, regulatory decisions concerning the MCV Partnership resource conservation plan ("RCP"), and regulatory decisions that limit our recovery of capacity and fixed energy payments;

      - federal regulation of electric sales and transmission of electricity, including re-examination by federal regulators of the market-based sales authorizations by which our subsidiaries participate in wholesale power markets without price restrictions and proposals by the Federal Energy Regulatory Commission ("FERC") to change the way it currently lets our subsidiaries and other public utilities and natural gas companies interact with each other;

      - energy markets, including the timing and extent of unanticipated changes in commodity prices for oil, coal, natural gas, natural gas liquids, electricity and certain related products due to lower or higher demand, shortages, transportation problems or other developments;

      - potential disruption, expropriation or interruption of facilities or operations due to accidents, war, terrorism, or changing political conditions and the ability to obtain or maintain insurance coverage for such events;

      - nuclear power plant performance, decommissioning, policies, procedures, incidents and regulation, including the availability of spent nuclear fuel storage;

      -     technological developments in energy production, delivery and usage;

      -     achievement of capital expenditure and operating expense goals;

      - changes in financial or regulatory accounting principles or policies;

      - outcome, cost, and other effects of legal and administrative proceedings, settlements, investigations and claims, including particularly claims, damages and fines resulting from round-trip trading and inaccurate commodity price reporting, including an investigation by the U.S. Department of Justice regarding round-trip trading and price reporting;

      - limitations on our ability to control the development or operation of projects in which our subsidiaries have a minority interest;

      - disruptions in the normal commercial insurance and surety bond markets that may increase costs or reduce traditional insurance coverage, particularly terrorism and sabotage insurance and performance bonds;

      - other business or investment considerations that may be disclosed from time to time in our or Consumers' SEC filings or in other publicly disseminated written documents; and

      - other uncertainties, which are difficult to predict and many of which are beyond our control.

      The factors identified under "Risk Factors" on page 12 are also important factors, but not necessarily all of the important factors, that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, us or our subsidiaries.

                                     SUMMARY

      This summary may not contain all the information that may be important to you. You should read this prospectus to which we refer you to in their entirety before making an investment decision. The terms "CMS," "CMS ENERGY," "OUR," "US" and "WE" as used in this prospectus refer to CMS Energy Corporation and its subsidiaries as a combined entity, except where it is made clear that such term means only CMS Energy Corporation.

      In this document, "bcf" means billion cubic feet, "gWh" means gigawatt-hour, "kWh" means kilowatt-hour, "mmbbls" means million barrels, "mmcf" means million cubic feet and "MW" means megawatts.

                             CMS ENERGY CORPORATION

      CMS Energy, formed in Michigan in 1987, is an integrated energy holding company operating through subsidiaries in the United States and in selected markets around the world. Its two principal wholly owned subsidiaries are Consumers and CMS Enterprises Company ("ENTERPRISES"). Consumers is a public utility that provides natural gas and/or electricity to almost 6.5 million of Michigan's 10 million residents and serves customers in 61 of the 68 counties in Michigan's Lower Peninsula. Enterprises, through subsidiaries and equity investments, is engaged in several energy businesses in the United States and in selected international markets.

      Our assets and services include: electric and natural gas utility operations; independent power production; natural gas transmission, storage and processing; and international energy distribution. Our principal businesses are:

      - Consumers' electric utility, which owns and operates 30 electric generating plants with an aggregate of 6,431 MW of capacity and serves 1.77 million customers in Michigan's Lower Peninsula;

      - Consumers' gas utility, which owns and operates over 27,463 miles of transmission and distribution lines throughout the Lower Peninsula of Michigan, providing natural gas to 1.67 million customers;

      - CMS Generation Co. ("CMS GENERATION"), a wholly owned subsidiary of Enterprises, that has ownership interests in independent power plants with 6,766 gross MW (3,157 net MW) throughout the United States and abroad. The plants are located in the U.S., Argentina, Chile, Ghana, India, Jamaica, Morocco and the United Arab Emirates. CMS Generation currently has ownership interests in the Shuweihat power plant, which is under construction in the United Arab Emirates, and the Saudi Petrochemical Company power plant, which is in advanced development and will be located in the Kingdom of Saudi Arabia. These plants total approximately 1,784 gross MW (420 net MW) of electric generation; and

      - CMS Gas Transmission Company ("CMS GAS TRANSMISSION"), is a wholly owned subsidiary of Enterprises that owns an interest in and operates natural gas pipelines in various locations in North and South America. The pipelines are located in the U.S., Argentina and Chile. It also owns gathering systems and processing facilities.

      In 2003, we had consolidated operating revenue of approximately $5.5 billion.

                               RECENT DEVELOPMENTS

SECOND QUARTER 2004 RESULTS OF OPERATIONS



                                                                               UNAUDITED, IN MILLIONS (EXCEPT FOR PER SHARE AMOUNTS)
                                                                                                     RESTATED
THREE MONTHS ENDED JUNE 30                                                                   2004      2003       CHANGE
--------------------------                                                                   ----      ----       ------
Net Income (Loss) Available to Common Stock ................................                 $  16     $  (65)     $  81
Basic Earnings (Loss) Per Share Attributable to Common Stock ...............                 $0.10     $(0.45)     $0.55
Diluted Earnings (Loss) Per Share Attributable to Common Stock .............                 $0.10     $(0.45)     $0.55

Electric utility ...........................................................                 $  27     $   35      $  (8)
Gas utility ................................................................                     1          5         (4)
Enterprises ................................................................                    38          8         30
Corporate interest and other ...............................................                   (50)       (60)        10
Discontinued operations ....................................................                    --        (53)        53
                                                                                             -----     ------      -----
CMS Energy Net Income (Loss) Available to Common Stock .....................                 $  16     $  (65)     $  81
                                                                                             =====     ======      =====

      For the three months ended June 30, 2004, our net income available to common stock was $16 million, compared to a loss of $65 million for the three months ended June 30, 2003. The $81 million increase in net income available to common stock primarily reflects:

            - the absence of a $53 million loss from discontinued operations recorded in 2003, comprised mainly of the loss on the sale of Panhandle Eastern Pipe Line Company and its subsidiaries ("PANHANDLE"),

            - the absence of a $31 million deferred tax asset valuation reserve established in 2003,

            - an $11 million increase in mark-to-market valuation adjustments on interest rate swaps and power contracts, and

            - a $6 million reduction in funded benefits expense primarily due to the postretirement benefit plans, other than pensions, for retired employees ("OPEB") plans accounting for the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 and the positive impact of prior year pension plan contributions on pension plan asset returns.

      These increases were partially offset by:

            - the absence of a $30 million Michigan Single Business Tax refund received in 2003, and

            - a reduction in Consumers' net income resulting primarily from industrial and commercial customers choosing different electricity suppliers and decreased gas deliveries caused primarily by milder weather.

                                                              UNAUDITED, IN MILLIONS (EXCEPT FOR PER SHARE AMOUNTS)
                                                                                   RESTATED
SIX MONTHS ENDED JUNE 30                                                   2004     2003     CHANGE
------------------------                                                   ----     ----     ------
Net Income Available to Common Stock .....................                 $   9    $  17    $   (8)
Basic Earnings Per Share Attributable to Common Stock ....                 $0.06    $0.12    $(0.06)
Diluted Earnings Per Share Attributable to Common Stock...                 $0.06    $0.14    $(0.08)

Electric utility .........................................                 $  75    $  86    $  (11)
Gas utility ..............................................                    57       59        (2)
Enterprises ..............................................                   (23)      29       (52)
Corporate interest and other .............................                   (98)    (111)       13
Discontinued operations ..................................                    (2)     (22)       20
Accounting changes .......................................                    --      (24)       24
                                                                           -----    -----    ------
CMS Energy Net Income Available to Common Stock ..........                 $   9    $  17    $   (8)
                                                                           =====    =====    ======

      For the six months ended June 30, 2004, CMS Energy's net income available to common stock was $9 million, compared to net income available to common stock of $17 million for the six months ended June 30, 2003. The $8 million change reflects:

            - an $81 million charge to earnings related to the sale of our Loy Yang A power plant ("LOY YANG");

            - the absence of a $30 million Michigan Single Business Tax refund received in 2003; and

            - a reduction in Consumers' net income resulting primarily from industrial and commercial customers choosing different electricity suppliers and decreased gas deliveries caused primarily by milder weather.

These losses were partially offset by:

            - the exclusion in 2004 of a $24 million charge for changes in accounting that occurred in the first quarter of 2003;

            - the absence of a $31 million deferred tax asset valuation reserve established in 2003;

            - the decrease of $20 million in the net loss from discontinued operations resulting from the sale of Panhandle and other businesses in 2003;

            - a $31 million increase in mark-to-market valuation adjustments on interest rate swaps and power contracts; and

            - a $13 million reduction in funded benefits expense primarily due to the OPEB plans accounting for the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 and the positive impact of prior year pension plan contributions on pension plan asset returns.

      SALE OF AUSTRALIAN PIPELINES

      On August 17, 2004, we sold our interests in a business located in Australia comprised of a pipeline, processing facilities, and a gas storage facility ("PARMELIA") and a pipeline business located in Australia in which we held a 39.7% ownership interest ("GOLDFIELDS") to the Australian Pipeline Trust ("APT") for approximately $206 million Australian (approximately $147 million in U.S. dollars).

      SALE OF LOY YANG

      In April 2004, we and our partners sold the 2,000-megawatt Loy Yang power plant and adjacent coal mine located in Victoria, Australia for approximately $3.5 billion Australian (approximately $2.6 billion in U.S. dollars), including $145 million Australian for the project equity. We owned 49.6% of Loy Yang. NRG Energy Inc. and Horizon Energy Australia Investments each owned about 25% of Loy Yang. CMS Energy's share of the proceeds was approximately $44 million in U.S. dollars, net of closing adjustments and transaction costs. We recognized an $81 million after-tax impairment charge in the first quarter of 2004, primarily related to prior currency translation adjustments.

      CONSOLIDATION OF THE MIDLAND COGENERATION VENTURE LIMITED PARTNERSHIP AND THE FIRST MIDLAND LIMITED PARTNERSHIP

      Under revised FASB Interpretation No. 46 "Consolidation of Variable Interest Entities," we determined that we are the primary beneficiary of both the MCV Partnership and the First Midland Limited Partnership ("FMLP"). We have a 49% partnership interest in the MCV Partnership and a 46.4% partnership interest in the FMLP. Consumers is the primary purchaser of power from the MCV Partnership through a long-term power purchase agreement. In addition, the FMLP holds a 75.5% lessor interest in the MCV Partnership's facility (the "MCV FACILITY"), which results in Consumers holding a 35% lessor interest in the MCV Facility. Collectively, these interests make us the primary beneficiary of these entities. As such, we consolidated their assets, liabilities and activities into our financial statements for the first time as of and for the quarter ended March 31, 2004. These partnerships had third-party obligations totaling $728 million at June 30, 2004. Property, plant and equipment serving as collateral for these obligations had a carrying value of $1.453 billion at June 30, 2004. The creditors of these partnerships do not have recourse to the general credit of CMS Energy.

      RECENT FINANCINGS AND SECURITIES OFFERINGS

      We have initiated several transactions with various financial institutions, lenders, banks and others to provide liquidity:

      - As of August 3, 2004, we obtained an amended and restated $300 million secured revolving credit facility to replace both our $190 million facility and $185 million letter of credit facility. The amended facility carries a three-year term and provides for a lower interest rate.

      - As of August 3, 2004, Consumers obtained an amended and restated $500 million secured revolving credit facility to replace its $400 million facility. The amended facility carries a three-year term and provides for a lower interest rate.

      - On August 17, 2004, Consumers issued $800 million of first mortgage bonds (the "BONDS") in a private placement to institutional investors in three separate series. The $150 million Series K Bonds will mature on August 15, 2009 and will bear interest at the rate of 4.40%. The $300 million Series L Bonds will mature on February 15, 2012 and will bear interest at the rate of 5.00%. The $350 million Series M Bonds will mature on August 15, 2016 and will bear interest at the rate of 5.50%.

                                    THE NOTES

Issuer...................................     CMS Energy Corporation.

Securities Offered.......................     $150 million aggregate principal amount of 3.375% Convertible Senior Notes due 2023
                                              (the "NOTES") issued under the senior debt indenture.

Issue Price..............................     Each Note was issued at a price of $1,000 per Note.

Maturity.................................     July 15, 2023.

Interest Rate............................     The Notes bear interest at the rate of 3.375% per year, payable semiannually in arrears on January 15 and July 15, commencing on January 15, 2005, and at maturity.

Use of Proceeds..........................     We will not receive any of the proceeds from sales of any of the securities covered by this prospectus by the selling securityholders.

Optional Redemption......................     Prior to July 15, 2008, the Notes will not be redeemable. On or after July 15, 2008, we may redeem for cash all or part of the Notes at any time, upon not less than 30 nor more than 60 days' notice before the redemption date by mail to the Trustee, the paying agent and each Holder of the Notes, for a price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest, and additional amounts owed, if any, to the redemption date. See "Description of the Notes
                                              -- Optional Redemption."

Conversion Rights........................     Holders may convert their Notes prior to maturity, in multiples of $1,000 principal amount, into shares of our common stock under any of the following circumstances:

                                              -  during any calendar quarter (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter, is greater than or equal to 120% of the conversion price per share of our common stock on such last trading day;

                                              -  subject to certain exceptions, during the five business-day period after any ten consecutive trading-day period in which the trading price per Note for each day of the ten trading-day period was less than 95% of the product of the closing sale price of our common stock and the applicable conversion rate of such Note;
                                                 provided, however, a Holder may not convert its Notes if the average closing sale price of our common stock for such ten consecutive trading-day period was between the then current conversion price on the Notes and 120% of the then applicable conversion price on the Notes;

                                              -  if we call the Notes for redemption as described in this prospectus;  or

                                              -  upon the occurrence of specified corporate transactions described under
                                                 "Description of the Notes -- Conversion Rights -- Conversion Upon Specified
                                                 Corporate Transactions."

                                              For each $1,000 principal amount of Notes surrendered for conversion, Holders will receive 93.7137 shares of our common stock. This represents an initial conversion price of $10.671 per share of common stock. As described in this prospectus, the conversion rate may be adjusted for certain reasons, but it will not be adjusted for accrued and unpaid interest. Except as otherwise described in this prospectus, Holders will not receive any payment representing accrued and unpaid interest upon conversion of a Note; however, we will continue to pay additional amounts, if any, on the Notes and the common stock issuable upon conversion thereof to the Holder in accordance with the registration rights agreement. Notes called for redemption may be surrendered for conversion prior to the close of business on the second Business Day immediately preceding the redemption date.

Purchase of Notes by Us at the Option         Holders have the right to require us to purchase all or any portion of the Notes for
 of the Holder...........................     cash on July 15, 2008, July 15, 2013 and July 15, 2018. In each case, we will pay a purchase price equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest, and additional amounts owed, if any, to but excluding such purchase date. See "Description of the Notes -- Purchase of Notes by Us at the
                                              Option of the Holder."

Fundamental Change.......................     If we undergo a Fundamental Change (as defined under "Description of the Notes --
                                              Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder")
                                              prior to July 15, 2008, Holders will have the right, at their option, to require us to purchase any or all of their Notes for cash, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The cash price we are required to pay is equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, and additional amounts owed, if any, to the Fundamental Change purchase date. See "Description of the Notes -- Fundamental
                                              Change Requires Purchase of Notes by Us at the Option of the Holder."

Ranking..................................     The Notes are unsecured and unsubordinated senior debt securities of ours ranking equally with our other unsecured and unsubordinated indebtedness. As of June 30, 2004, we had outstanding approximately $3.2 billion aggregate principal amount of indebtedness, including approximately $178 million of subordinated indebtedness relating to our convertible preferred securities and $506 million of subordinated indebtedness relating to Consumers' mandatorily redeemable trust preferred securities, but excluding approximately $4.5 billion of indebtedness of our subsidiaries. None of our indebtedness is senior to the Notes. In August 2004, CMS Energy entered into the
                                              Fifth Amended and Restated Credit Agreement in the amount of approximately $300 million. This facility is secured and the Notes are not senior to such indebtedness.
                                              As of August 17, 2004 there were approximately $164 million of letters of credit outstanding under the Fifth Amended and Restated Credit Agreement. The Notes are
                                              senior to approximately $178 million of subordinated indebtedness relating to our convertible preferred securities. The Notes are structurally subordinated to approximately $4.5 billion of our subsidiaries' debt and approximately $506 million of subordinated indebtedness relating to Consumers' mandatorily redeemable trust preferred securities.

Certain Covenants........................     The senior debt indenture contains covenants that, among other things, limit our ability to pay dividends or distributions, incur additional indebtedness, incur additional liens, sell, transfer or dispose of certain assets, enter into certain transactions with affiliates or enter into certain mergers or consolidations.

Form of Notes............................     One or more global securities held in the name of DTC in a minimum denomination of
                                              $1,000 and any integral multiple thereof.

Trustee, Paying Agent and Conversion
 Agent...................................     J.P. Morgan Trust Company, N.A.

Trading..................................     The Notes are not listed on any securities exchange or included in any automated quotation system. The Notes are eligible for trading in the Portal Market; however, no assurance can be given as to the liquidity of or trading market for the Notes. Our common stock is listed on the New York Stock Exchange under the symbol "CMS."

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected financial data have been derived from our audited consolidated financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm, for the fiscal years ended December 31, 2003, 2002, 2001 and 2000, except for amounts included from the financial statements of the MCV Partnership and Jorf Lasfar Energy Company S.C.A. ("JORF LASFAR") and by Arthur Andersen LLP, independent accountants (who have ceased operations), for the fiscal year ended December 31, 1999. The MCV Partnership represents an investment accounted for under the equity method of accounting through December 31, 2003, which was audited by another independent registered public accounting firm (the other auditors for 2001 and 2000 have ceased operations), for the fiscal years ended December 31, 2003, 2002, 2001, 2000 and 1999. Jorf Lasfar represents an investment accounted for under the equity method of accounting, which was audited by another independent registered public accounting firm for the fiscal years ended December 31, 2003, 2002, 2001, 2000 and 1999. The following selected consolidated financial data for the six months ended June 30, 2004 and 2003 have been derived from our unaudited consolidated financial statements. Please refer to our financial statements for the fiscal year ended December 31, 2003 and for the quarter ended June 30, 2004, which are each incorporated by reference herein. The financial information set forth below should be read in conjunction with our consolidated financial statements, related notes and other financial information that is incorporated by reference herein. Operating results for the six months ended June 30, 2004 are not necessarily indicative of results that may be expected for the entire year ending December 31, 2004. See "Where You Can Find More Information."


                                                 SIX MONTHS ENDED
                                                     JUNE 30,                            YEAR ENDED DECEMBER 31,
                                               -------------------      --------------------------------------------------------
                                                2004(a)    2003           2003        2002        2001       2000         1999
                                               --------   --------      --------    --------    --------    --------    --------
                                              (UNAUDITED, DOLLARS IN
                                                     MILLIONS
                                                 EXCEPT PER SHARE                           (DOLLARS IN MILLIONS
                                                     AMOUNTS)                             EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Operating revenue........................      $  2,847   $  3,094      $  5,513    $  8,673    $  8,006    $  6,623    $  5,114
Earnings from equity method
investees                                            60         97           164          92         172         213         136
Operating expenses.......................         2,614      2,779         5,082       8,690       8,027       6,342       4,549
Operating income.........................           293        412           595          75         151         494         701
Income (loss) from continuing
  operations.............................            17         63           (43)       (394)       (327)        (85)        191
Net income (loss) available to
common shareholder.......................      $      9   $     17      $    (44)   $   (650)   $   (459)   $      5    $    277
                                               ========   ========      ========    ========    ========    ========    ========
Earnings per average common share:
Income (loss) from continuing
operations
  Basic..................................      $   0.07   $   0.43      $  (0.30)   $  (2.84)   $  (2.50)   $  (0.76)   $   1.66
Income (loss) from continuing
operations
  Diluted................................          0.07       0.43         (0.30)      (2.84)      (2.50)      (0.76)       1.66
CMS Energy Basic Net Income (Loss)
attributable to Common Stock.............          0.06       0.12         (0.30)      (4.68)      (3.51)       0.04        2.18(i)
CMS Energy Diluted Net Income
(Loss) attributable to Common Stock......          0.06       0.14         (0.30)      (4.68)      (3.51)       0.04        2.17(i)
Dividends declared per average
common share:
CMS Energy...............................      $     --   $     --      $     --    $   1.09    $   1.46    $   1.46    $   1.39

BALANCE SHEET DATA:
Cash and cash equivalents................      $    696   $    917      $    532    $    351    $    123    $    143    $    132
Restricted cash..........................           213        205           201          38           4          --          --
Net plant and property(a)................         8,528      6,674         6,944       6,103       6,703       6,316       8,995
Total assets.............................        15,307     13,939        13,838      14,781      17,633      17,801      16,336
Long-term debt, including current
Maturities(a)............................         6,676      6,594         6,529       5,990       6,846       6,271       7,503
Long-term debt - related parties.........           684         --           684          --          --          --          --
Non-current portion of capital
leases                                              338        119            58         116          71          49          88
Notes payable............................            --         --            --         458         416         403         230
Other liabilities........................         4,862      5,120         4,604       6,174       7,008       7,486       4,924
Minority interest........................           740         43            73          38          43          82         222
Company-obligated mandatorily
  redeemable trust preferred
  securities of subsidiaries (b).........            --        393            --         393         694         694         474
Company obligated  trust preferred
  securities of Consumers'
  subsidiaries (b).......................            --        490            --         490         520         395         395

                                        SIX MONTHS ENDED
                                            JUNE 30,                               YEAR ENDED DECEMBER 31,
                                      ---------------------   ------------------------------------------------------------
                                        2004         2003       2003         2002         2001         2000         1999
                                      --------     --------   --------     --------     --------     --------     --------
                                     (UNAUDITED, DOLLARS IN
                                            MILLIONS
                                        EXCEPT PER SHARE                           (DOLLARS IN MILLIONS
                                            AMOUNTS)                             EXCEPT PER SHARE AMOUNTS)
Preferred stock..................          261           --        261           --           --           --           --
Preferred stock of subsidiary....     $     44     $     44   $     44     $     44     $     44     $     44     $     44
Common stockholders' equity......        1,702        1,136      1,585        1,078        1,991        2,377        2,456

OTHER DATA:
Cash Flow:
Provided by (Used in) operating       $    481     $    147   $   (251)    $    614     $    372     $    600     $    917
activities
Provided by (Used in) investing           (214)         292        203          829       (1,349)      (1,220)      (3,564)
activities
Provided by (Used in) financing           (276)         125        230       (1,223)         967          629        2,678
activities
Ratio of earnings to fixed                  --(d)      1.13         --(e)        --(f)        --(g)        --(h)      1.33
charges(c)......................

(a) Under revised FASB Interpretation No. 46 "Consolidation of Variable Interest Entities," we are the primary beneficiary of the MCV Partnership and the FMLP. As a result, we have consolidated their assets, liabilities, and activities into our financial statements for the first time as of and for the quarter ended March 31, 2004. These partnerships have third-party obligations totaling $728 million at June 30, 2004. Property, plant, and equipment serving as collateral for these obligations has a carrying value of $1.453 billion at June 30, 2004.

(b) CMS Energy and Consumers each formed various statutory wholly owned business trusts for the sole purpose of issuing preferred securities and lending the gross proceeds to the parent companies. The sole assets of the trusts are debentures of the parent company with terms similar to those of the preferred securities. As a result of the adoption of FASB Interpretation No. 46 on December 31, 2003, we deconsolidated the trusts that hold the mandatorily redeemable trust preferred securities. Therefore, $490 million, previously reported by us as Company-obligated mandatorily redeemable trust preferred securities of subsidiaries, plus $16 million owed to the trusts and previously eliminated in consolidation, is now included in the balance sheet as Long-term debt - related parties. Additionally, $173 million, previously reported by us as Company-obligated convertible trust preferred securities of subsidiaries, plus $5 million owed to the trusts and previously eliminated in consolidation, is now included in the balance sheet as Long-term debt - related parties.

(c) For the purpose of computing the ratio, earnings represents the sum of income from continuing operations before income taxes and income from equity method investees, net interest charges and preferred dividends of subsidiary, the estimated interest portion of lease rentals and distributed income of equity method investees.

(d) For the six months ended June 30, 2004, fixed charges exceeded earnings by $47 million. Earnings as defined include $125 million of asset impairment charges.

(e) For the year ended December 31, 2003, fixed charges exceeded earnings by $59 million. Earnings as defined include $95 million of asset impairment charges.

(f) For the year ended December 31, 2002, fixed charges exceeded earnings by $475 million. Earnings as defined include $602 million of asset impairment charges.

(g) For the year ended December 31, 2001, fixed charges exceeded earnings by $393 million. Earnings as defined include $323 million of asset impairment charges.

(h) For the year ended December 31, 2000, fixed charges exceeded earnings by $225 million. Earnings as defined include a $329 million pretax impairment loss on the Loy Yang investment.

(i) Reflects the reallocation of net income and earnings per share as a result of the premium on exchange of Class G Common Stock. As a result, CMS Energy's basic and diluted earnings per share were reduced $0.26 and $0.25, respectively, and Class G Common Stock's basic and diluted earnings per share were increased $3.31.

                                  RISK FACTORS

      Before purchasing any of our securities offered by this prospectus, you should carefully consider the following risk factors, as well as the other information contained or incorporated by reference in this prospectus.

RISKS RELATING TO CMS ENERGY

      WE DEPEND ON DIVIDENDS FROM OUR SUBSIDIARIES TO MEET OUR DEBT SERVICE OBLIGATIONS. IF WE DO NOT RECEIVE ADEQUATE DIVIDENDS OR DISTRIBUTIONS FROM OUR SUBSIDIARIES, WE MAY NOT BE ABLE TO MAKE PRINCIPAL OR INTEREST PAYMENTS ON THE NOTES.

      Due to our holding company structure, we depend on dividends from our subsidiaries to meet our debt obligations, including the payment of any principal or interest on the Notes. None of these entities are or will be obligated to pay any amounts due on the Notes. Therefore, the Notes are effectively subordinated to the payment of interest, principal and preferred distributions on the debt, preferred securities and other liabilities of Consumers and Enterprises and each of their subsidiaries.

      On June 2, 2003, the Michigan Public Service Commission ("MPSC") issued a financing order authorizing the issuance of $554 million of securitization bonds. The order would prohibit Consumers from paying any extraordinary dividends to us until further order of the MPSC. Pursuant to the order, extraordinary dividends are considered any amount over and above Consumers' earnings. On July 1, 2003, Consumers filed a petition for rehearing and clarification of certain portions of the order with the MPSC, including the portion dealing with dividend restrictions. In December 2003, the MPSC issued its order on rehearing, which rejected our requests for rehearing and clarification and remanded the proceeding to the administrative law judge ("ALJ") for additional proceedings. In March 2004, the ALJ conducted the remanded hearings and the matter is presently before the MPSC awaiting a decision.

      In December 2003, the MPSC issued an order granting interim gas rate relief in the amount of $19.34 million annually. In connection with this rate relief, Consumers agreed to limit its dividends to CMS Energy to a maximum of $190 million annually during the period in which Consumers receives the interim relief. The MPSC stated in its order that it was not determining at that time whether dividend restrictions should continue after the issuance of a final order.

      Restrictions contained in Consumers' preferred stock provisions and other legal restrictions limit Consumers' ability to pay dividends or acquire its own stock from us. As of June 30, 2004, the most restrictive provisions in its financing documents allowed Consumers to pay an aggregate of $300 million in dividends to us during any year.

      For additional information concerning restrictions on Consumers' ability to pay dividends to us, see "Description of Our Capital Stock -- Primary Source of Funds of CMS Energy; Restrictions on Sources of Dividends."

     THE NOTES ARE STRUCTURALLY SUBORDINATED TO THE DEBT AND PREFERRED STOCK OF OUR SUBSIDIARIES.

      Of the approximately $7.7 billion of our consolidated indebtedness as of June 30, 2004, approximately $5.1 billion was indebtedness of our subsidiaries, including $506 million of subordinated indebtedness relating to Consumers' mandatorily redeemable trust preferred securities. Payments on that indebtedness and preferred stock are prior in right of payment to dividends paid to us by our subsidiaries. See "Description of the Notes -- Structural Subordination."

     WE HAVE SUBSTANTIAL INDEBTEDNESS THAT COULD LIMIT OUR FINANCIAL FLEXIBILITY AND HENCE OUR ABILITY TO MEET OUR DEBT SERVICE OBLIGATIONS UNDER THE NOTES.

      As of June 30, 2004, we had outstanding approximately $3.2 billion aggregate principal amount of indebtedness, including approximately $178 million of subordinated indebtedness relating to our convertible preferred securities and $506 million of subordinated indebtedness relating to Consumers' mandatorily redeemable trust preferred securities but excluding approximately $4.5 billion of indebtedness of our subsidiaries. None of such indebtedness would be senior to the Notes. In August 2004, we entered into the Fifth Amended and Restated Credit Agreement in the amount of approximately $300 million. This facility is secured and the Notes would be effectively junior to such indebtedness to the extent of the security pledged therefore. As of August 17, 2004, there were approximately $164 million of letters of credit outstanding under the Fifth Amended and Restated Credit Agreement. We and our subsidiaries may incur additional indebtedness in the future.

      The level of our present and future indebtedness could have several important effects on our future operations, including, among others:

      - a significant portion of our cash flow from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes;

      - covenants contained in our existing debt arrangements require us to meet certain financial tests, which may affect our flexibility in planning for, and reacting to, changes in our business;

      - our ability to obtain additional financing for working capital, capital expenditures, acquisitions, and general corporate and other purposes may be limited;

      - we may be at a competitive disadvantage to our competitors that are less leveraged; and

      - our vulnerability to adverse economic and industry conditions may increase.

      Our ability to meet our debt service obligations and to reduce our total indebtedness will be dependent upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. We cannot assure you that our business will continue to generate sufficient cash flow from operations to service our indebtedness. If we are unable to generate sufficient cash flow from operations, we may be required to sell additional assets or obtain additional financings. We also plan to refinance a substantial amount of our indebtedness prior to its maturity. We cannot assure you that any such refinancing will be possible or that additional financing will be available on commercially acceptable terms or at all.

      There can be no assurance that the requirements of our existing debt arrangements or other indebtedness will be met in the future. Failure to comply with such covenants may result in a default with respect to the related debt and could lead to acceleration of such debt or any instruments evidencing indebtedness that contain cross-acceleration or cross-default provisions.

In such a case, there can be no assurance that we would be able to refinance or otherwise repay such indebtedness.

      WE HAVE FINANCING NEEDS AND WE MAY BE UNABLE TO SUCCESSFULLY ACCESS BANK FINANCING OR THE CAPITAL MARKETS.

      As of June 30, 2004, we had approximately $395 million of debt maturities in 2004 and 2005 excluding subsidiaries. These maturities include: approximately $176 million of senior notes due in November 2004; $180 million of senior notes due in January 2005; and approximately $39 million of general term notes that mature at various times in 2004 and 2005. In addition, we expect to incur significant costs for future environmental regulation compliance, especially compliance with clean air laws. See "We could incur significant capital expenditures to comply with environmental standards and face difficulty in recovering these costs on a current basis" below. As of June 30, 2004 we had incurred $489 million in capital expenditures to comply with these regulations and future capital expenditures may total approximately $282 million between 2004 and 2009. We could also become subject to liquidity demands pursuant to commercial commitments under guarantees, indemnities and letters of credit. After giving effect to recent issuances of securities, along with asset sales, capital markets or bank financing and cash flow from operations, we believe, but can make no assurance, that we will have sufficient liquidity to meet our debt maturities through 2005. Management is actively pursuing plans to refinance debt and to sell assets. There can be no assurances that this business plan will be successful and failure to achieve its goals could have a material adverse effect on our liquidity and operations.

      We continue to explore financing opportunities to supplement our financial plan. These potential opportunities include: refinancing our bank credit facilities; entering into leasing arrangements and/or vendor financing; refinancing and issuing new capital markets debt, preferred and/or common equity; and negotiating private placement debt. We cannot guarantee the capital market's acceptance of our securities or predict the impact of factors beyond our control, such as actions of rating agencies. If we are unable to access bank financing or the capital markets to incur or refinance indebtedness, there could be a material adverse effect upon our liquidity and operations.

      Standard & Poor's Ratings Group, a division of The McGraw Hill Companies, Inc., ("S&P") has assigned the Notes a rating of B+, Moody's Investors Service, Inc. has assigned the Notes a rating of B3 and Fitch, Inc. has assigned the Notes a rating of B+. We cannot assure you that these credit ratings will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. We note that these credit ratings are not recommendations to buy, sell or hold our securities. Each rating should be evaluated independently of any other rating. Any future reduction or withdrawal of one or more of our credit ratings could have a material adverse impact on our ability to access capital on acceptable terms. We cannot assure you that any of our current ratings or those of our affiliates, including Consumers, will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency.

      Consumers accesses debt and other capital from various sources and carries its own credit ratings. Any downgrade or other event negatively affecting the credit ratings of Consumers could make its cost of borrowing higher or access to funding sources more limited, which in turn could increase the need of CMS Energy to provide liquidity in the form of capital contributions or loans, thus reducing the liquidity and borrowing availability of the consolidated group. Further, any adverse developments relating to Consumers, which provides dividends to us, that result in a lowering of Consumers' credit ratings could have an adverse effect on our credit ratings. Any lowering of the ratings on the Notes would likely reduce the market value of the Notes.

      WE MAY BE ADVERSELY AFFECTED BY A REGULATORY INVESTIGATION AND LAWSUITS REGARDING "ROUND TRIP" TRADING BY ONE OF OUR SUBSIDIARIES AS WELL AS CIVIL LAWSUITS REGARDING PRICING INFORMATION THAT TWO OF OUR AFFILIATES PROVIDED TO MARKET PUBLICATIONS.

      As a result of round trip trading transactions at CMS Marketing Services and Trading Company ("CMS MST"), we are under investigation by the United States Department of Justice. We have received subpoenas from U.S. Attorneys Offices regarding investigations of those trades. CMS Energy and Consumers have also been named in numerous class action lawsuits by individuals who allege that they purchased CMS Energy securities during a purported class period. These complaints generally seek unspecified damages based on allegations that the defendants violated United States securities laws and regulations by making allegedly false and misleading statements about the company's business and financial condition. The cases have been consolidated into a single lawsuit and an amended and consolidated complaint was filed on May 1, 2003. The judge issued an opinion and order dated March 31, 2004 in connection with various pending motions, including the plaintiffs' motion to amend the complaint and the motions to dismiss the complaint filed by us, Consumers and other defendants. The judge directed the plaintiffs to file an amended complaint under seal and ordered an expedited hearing on the motion to amend, which was held on May 12, 2004. At the hearing, the judge ordered the plaintiffs to file an amended complaint deleting certain counts related to purchasers of CMS Energy-related securities, which the judge ordered dismissed with prejudice. The plaintiffs filed this complaint on May 26, 2004. We, Consumers and the individual defendants filed new motions to dismiss on June 21, 2004. A hearing on those motions occurred on August 2, 2004 and the judge has taken the matter under advisement.

      Our Board of Directors has received a demand on behalf of a shareholder of CMS Energy to commence civil actions (i) to remedy alleged breaches of fiduciary duties by CMS Energy officers and directors in connection with round trip trading at CMS MST and (ii) to recover damages sustained by CMS Energy as a result of alleged insider trades alleged to have been made by certain current and former officers of CMS Energy and its subsidiaries. In December 2002, two new directors were appointed to our Board of Directors. A special litigation committee was formed by the Board of Directors in January 2003 to determine whether it is in the best interest of CMS Energy to bring the action demanded by the shareholder. The disinterested members of the Board of Directors appointed the two new directors to serve on the special litigation committee.

      On December 2, 2003, during the continuing review by the special litigation committee, we were served with a derivative complaint filed by the shareholder in the Circuit Court of Jackson County, Michigan in furtherance of his demands. The date for CMS Energy and other defendants to answer or otherwise respond to the complaint was extended to December 1, 2004, subject to such further extensions as may be mutually agreed upon by the parties and authorized by the court.

      We have notified appropriate regulatory and governmental agencies that some employees at CMS MST and CMS Field Services, Inc. (now Cantera Gas Company) appeared to have provided inaccurate information regarding natural gas trades to various energy industry publications which compile and report index prices. CMS Energy is cooperating with an investigation by the United States Department of Justice regarding this matter. On November 25, 2003, the CFTC issued a settlement order regarding this matter. CMS MST and CMS Field Services, Inc. agreed to pay a fine to the CFTC totaling $16 million. In the settlement, CMS Energy neither admits nor denies the findings of the CFTC in the settlement order.

      We have also been named as a defendant in several gas industry civil lawsuits regarding inaccurate gas trade reporting that include a lawsuit alleging violation of the Commodities Exchange Act and certain antitrust laws.

      We cannot predict the outcome of the United States Department of Justice investigation and the lawsuits. It is possible that the outcome in one or more of the investigation or the lawsuits could adversely affect our financial condition, liquidity or results of operations.

      WE MAY BE NEGATIVELY IMPACTED BY THE RESULTS OF AN EMPLOYEE BENEFIT PLAN LAWSUIT.

      We are a defendant, along with Consumers, CMS MST and certain named and unnamed officers and directors, in two lawsuits brought as purported class actions on behalf of participants and beneficiaries of our 401(k) plan. The two cases, filed in July 2002 in the United States District Court for the Eastern District of Michigan, were consolidated by the trial judge and an amended and consolidated complaint has been filed. Plaintiffs allege breaches of fiduciary duties under the Employee Retirement Income Security Act of 1974 ("ERISA") and seek restitution on behalf of the plan with respect to a decline in value of the shares of our common stock held in the plan. The plaintiffs also seek other equitable relief and legal fees. The judge issued an opinion and order dated March 31, 2004 in connection with the motions to dismiss filed by us, Consumers and the individuals. The judge dismissed certain of the amended counts in the plaintiffs' complaint and denied our motion to dismiss the other claims in the complaint. We, Consumers and the individual defendants filed answers to the amended complaint on May 14, 2004. A trial date has not been set, but is expected to be no earlier than late in 2005.

      We cannot predict the outcome of the ERISA litigation and it is possible that an adverse outcome in this lawsuit could adversely affect our financial condition, liquidity or results of operations.

      REGULATORY CHANGES AND OTHER DEVELOPMENTS HAVE RESULTED AND WILL CONTINUE TO RESULT IN INCREASED COMPETITION IN OUR DOMESTIC ENERGY BUSINESS. GENERALLY, INCREASED COMPETITION THREATENS OUR MARKET SHARE IN CERTAIN SEGMENTS OF OUR BUSINESS AND CAN REDUCE OUR PROFITABILITY.

      Consumers has in the last several years experienced, and expects to continue to experience, a significant increase in competition for generation services with the introduction of retail open access in the State of Michigan. Pursuant to the Customer Choice Act, as of January 1, 2002, all electric customers have the choice of buying electric generation service from an alternative electric supplier. We continue to lose industrial and commercial customers to other electric suppliers without receiving compensation for stranded costs caused by the lost sales. As of July 2004, we had lost 858 MW or 11% of our electric generation business to these alternative electric suppliers. We expect the loss to be in the range of 900 MW to 1,100 MW by year-end 2004. We cannot predict the total amount of electric supply load that we may lose to competitor suppliers in the future.

      ELECTRIC INDUSTRY REGULATION COULD ADVERSELY AFFECT OUR BUSINESS, INCLUDING OUR ABILITY TO RECOVER OUR EXPENSES FROM OUR CUSTOMERS.

      Federal and state regulation of electric utilities has changed dramatically in the last two decades and could continue to change over the next several years. These changes could adversely affect our business, financial condition and profitability.

      In June 2000, the Michigan Legislature enacted the Customer Choice Act that became effective June 5, 2000. Pursuant to the Customer Choice Act:

      - residential rates were reduced by 5% and then capped through at least December 31, 2005; and

      - small commercial and industrial customer rates were capped through at least December 31, 2004.

      Ultimately, the rate caps could extend until December 31, 2013 depending upon whether or not Consumers exceeds the market power supply test established by the legislation (a requirement that Consumers believes itself to be in compliance with at this time). Under circumstances specified in the Customer Choice Act, certain costs can be deferred for future recovery after the expiration of the rate cap period. The rate caps could, however, result in Consumers being unable to collect customer rates sufficient to fully recover its cost of conducting business. Some of these costs may be beyond Consumers' ability to control. In particular, if Consumers needs to purchase power supply from wholesale suppliers during the period when retail rates are frozen or capped, the rate restrictions imposed by the Customer Choice Act may make it impossible for Consumers to fully recover the cost of purchased power and associated transmission costs through the rates it charges its customers. As a result, it is not certain that Consumers can maintain its profit margins in its electric utility business during the period of the rate freeze or rate caps.

      There are multiple proceedings pending before FERC involving transmission rates, regional transmission organizations and standard market design for electric bulk power markets and transmission. We cannot predict the impact of these electric industry-restructuring proceedings on our financial position, liquidity or results of operations.

      PENDING UTILITY LEGISLATION IN MICHIGAN MAY AFFECT US IN WAYS WE CANNOT PREDICT.

      In July 2004, as a result of legislative hearings, several bills were introduced into the Michigan Senate that could change Michigan's Customer Choice Act. The proposals include:

      -     requiring that rates be based on cost of service;

      -     establishing a defined Stranded Cost calculation method;

      - allowing customers who stay with or switch to alternative electric suppliers after December 31, 2005 to return to utility services, and requiring them to pay current market rates upon return;

      - establishing reliability standards that all electric suppliers must follow;

      - requiring utilities and alternative suppliers to maintain a 15% power reserve margin;

      - creating a service charge to fund the Low Income and Energy Efficiency Fund;

      - giving kindergarten through twelfth-grade schools a discount of 10% to 20% on electric rates; and

      - authorizing a service charge payable by all customers for meeting Clean Air Act requirements.

      Although we do not believe the terms of the pending bills would have a material adverse effect on our business, the final form of any new utility legislation may differ from the pending bills. We cannot predict whether these or other measures will be enacted into law or their potential effect on us.

      OUR ABILITY TO RECOVER OUR "NET" STRANDED COSTS IS UNCERTAIN AND MAY AFFECT OUR FINANCIAL RESULTS.

      The Customer Choice Act allows for the recovery, by an electric utility, of the cost of implementing that Act's requirements and "net" Stranded Costs, without defining the term. According to the MPSC, "net" Stranded Costs are to be recovered from retail open access customers through a Stranded Cost transition charge.

      In 2002 and 2001, the MPSC issued orders finding that Consumers experienced zero "net" Stranded Costs from 2000 to 2001. The MPSC also declined to resolve numerous issues regarding the "net" Stranded Cost methodology in a way that would allow a reliable prediction of the level of Stranded Costs for future years. Consumers is currently in the process of appealing these orders with the Michigan Court of Appeals and the Michigan Supreme Court.

      In March 2003, Consumers filed an application with the MPSC seeking approval of "net" Stranded Costs incurred in 2002 and for approval of a "net" Stranded Cost recovery charge. In the application, Consumers' "net" Stranded Costs incurred in 2002, including the cost of money, are estimated to be approximately $47 million with the issuance of securitization bonds that include Clean Air Act investments, or approximately $104 million without the issuance of securitization bonds that include Clean Air Act investments. In July 2004, the ALJ issued a proposal for decision in Consumers' 2002 "net" Stranded Cost case, which recommended that the MPSC find that Consumers incurred "net" Stranded Costs of $12 million. This recommendation includes the cost of money through July 2004 and excludes Clean Air Act investments.

      In April 2004, Consumers filed an application with the MPSC seeking approval of "net" Stranded Costs incurred in 2003. Consumers also requested interim relief for 2003 "net" Stranded Costs. In July 2004, Consumers revised its request for approval of 2003 Stranded Costs incurred, including the cost of money, to $69 million with the issuance of Securitization bonds that include Clean Air Act investments, or $128 million without the issuance of Securitization bonds that include Clean Air Act investments. The MPSC has scheduled hearings for Consumers' 2003 Stranded Cost application for August 2004. In July 2004, the MPSC staff issued a position on Consumers' 2003 "net" Stranded Cost application, which resulted in a Stranded Cost calculation of $52 million. The amount includes the cost of money, but excludes Clean Air Act investments. We cannot predict how the MPSC will rule on Consumers' requests for recoverability of 2002 and 2003 Stranded Costs or whether the MPSC will adopt a Stranded Cost recovery method that will offset fully any associated margin loss from retail open access.

      We cannot predict the ability of Consumers to recover its "net" Stranded Costs, including costs related to electric utility restructuring, and failure to recover those "net" Stranded Costs could adversely affect our financial condition.

      WE COULD INCUR SIGNIFICANT CAPITAL EXPENDITURES TO COMPLY WITH ENVIRONMENTAL STANDARDS AND FACE DIFFICULTY IN RECOVERING THESE COSTS ON A CURRENT BASIS.

      We and our subsidiaries are subject to costly and increasingly stringent environmental regulations. We expect that the cost of future environmental compliance, especially compliance with clean air laws, will be significant.

      In 1998, the Environmental Protection Agency ("EPA") issued regulations requiring the State of Michigan to further limit nitrogen oxide emissions at our coal-fired electric plants. The EPA and the State of Michigan regulations require us to make significant capital expenditures estimated to be $771 million. As of June 30, 2004, Consumers has incurred $489 million in capital expenditures to comply with the EPA regulations and anticipates that the remaining $282 million of capital expenditures will be incurred between 2004 and 2009. Additionally, Consumers currently expects it will supplement its compliance plan with the purchase of nitrogen oxide emissions credits for the years 2004 through 2008. The cost of these credits based on the current market is estimated to average $8 million per year; however, the market for nitrogen oxide emissions credits and their price could change substantially. As new environmental standards become effective, Consumers will need additional capital expenditures to comply with the standards.

      Based on the Customer Choice Act, beginning January 2004 an annual return of and on these types of capital expenditures, to the extent they are above depreciation levels, is expected to be recoverable from customers, subject to an MPSC prudency hearing.

      The EPA has alleged that some utilities have incorrectly classified plant modifications as "routine maintenance" rather than seek modification permits from the EPA. We have received and responded to information requests from the EPA on this subject. We believe that we have properly interpreted the requirements of "routine maintenance." If our interpretation is found to be incorrect, we may be required to install additional pollution controls at some or all of our coal-fired electric plants and potentially pay fines.

      These and other required environmental expenditures, if not recovered from customers in Consumers' rates, may require us to seek significant additional financing to fund such expenditures and could strain our cash resources.

      OUR PLANNED ASSET SALES MAY NOT BE ACHIEVED OR MAY RESULT IN ADDITIONAL ACCOUNTING CHARGES.

      We are executing an ongoing asset sales program encompassing the sale of non-strategic and under-performing assets, the proceeds of which are being and will be used primarily to reduce debt. While we have successfully sold several of our major properties, including most recently Goldfields, Parmelia, Loy Yang, Panhandle and CMS Field Services, Inc., there are a number of additional assets we are targeting for disposal through 2005. We cannot assure you that we will be successful in selling these assets, most of which are located outside the United States.

      We are required by U.S. generally accepted accounting principles to periodically review the carrying value of our assets, including those we are targeting for sale. Market conditions, the operational characteristics of the assets that may be sold and other factors could result in our recording additional impairment charges for our assets, which could have an adverse effect on our stockholders' equity and our access to additional financing. In addition, we may be required to record impairment charges at the time we sell assets depending on the sale prices we are able to secure.

      WE RETAIN CONTINGENT LIABILITIES IN CONNECTION WITH OUR ASSET SALES.

      The agreements we enter into for the sale of assets customarily include provisions whereby we are required to:

      - retain specified preexisting liabilities such as for taxes and pensions;

      - indemnify the buyers against specified risks, including the inaccuracy of representations and warranties we make; and

      - require payments to the buyers depending on the outcome of post-closing adjustments, audits or other reviews.

      Many of these contingent liabilities can remain open for extended periods of time after the sales are closed. Depending on the extent to which the buyers may ultimately seek to enforce their rights under these contractual provisions, and the resolution of any disputes we may have concerning them, these liabilities could have a material adverse effect on our financial condition, liquidity and results of operations.

      OUR REVENUES AND RESULTS OF OPERATIONS ARE SUBJECT TO RISKS THAT ARE BEYOND OUR CONTROL, INCLUDING BUT NOT LIMITED TO FUTURE TERRORIST ATTACKS OR RELATED ACTS OF WAR.

      The cost of repairing damage to our facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events, in excess of reserves established for such repairs, may adversely impact our results of operations, financial condition and cash flows. The occurrence or risk of occurrence of future terrorist activity and the high cost or potential unavailability of insurance to cover such terrorist activity may impact our results of operations and financial condition in unpredictable ways. These actions could also result in disruptions of power and fuel markets. In addition, our natural gas distribution system and pipelines could be directly or indirectly harmed by future terrorist activity.

      WE HAVE MADE SUBSTANTIAL INTERNATIONAL INVESTMENTS THAT ARE SUBJECT TO POSSIBLE NATIONALIZATION, EXPROPRIATION OR INABILITY TO CONVERT CURRENCY.

      Our investments in selected international markets in electric generating facilities, natural gas pipelines and electric distribution systems face a number of risks inherent in acquiring, developing and owning these types of international facilities. Although we maintain insurance for various risk exposures, including political risk from possible nationalization, expropriation or inability to convert currency, we are exposed to some risks that include local political and economic factors over which we have no control, such as changes in foreign governmental and regulatory policies (including changes in industrial regulation and control and changes in taxation), changing political conditions and international monetary fluctuations. In some cases an investment may have to be abandoned or disposed of at a loss. These factors could significantly adversely affect the financial results of the affected subsidiary and our financial position and results of operations.

      International investments of the type we have made are subject to the risk that they may be expropriated or that the required agreements, licenses, permits and other approvals may be changed or terminated in violation of their terms. These kinds of changes could result in a partial or total loss of our investment.

      The local foreign currency may be devalued, the conversion of the currency may be restricted or prohibited or other actions, such as increases in taxes, royalties or import duties, may be taken which adversely affect the value and the recovery of our investment.

      OUR OWNERSHIP OF A NUCLEAR GENERATING FACILITY CREATES RISK RELATING TO NUCLEAR ENERGY.

      Consumers owns the Palisades nuclear power plant and we are, therefore, subject to the risks of nuclear generation and the storage and disposal of spent fuel and other radioactive waste. The Nuclear Regulatory Commission ("NRC") has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. In addition, although we have no reason to anticipate a serious nuclear incident at Consumers' plant, if an incident did occur, it could harm our results of operations and financial condition. A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit.

      WE CURRENTLY DO NOT PAY DIVIDENDS ON OUR COMMON STOCK.

      We suspended the payments of dividends on our common stock in January 2003 and have no current plans to resume payment of a dividend. Our ability to declare dividends in the future will depend on a variety of factors, including improvement in our financial condition and liquidity and the terms of our financing agreements. We cannot predict when resumption of dividends on our common stock would occur, and if so the amount of any such dividends that might be declared.

      CONSUMERS CURRENTLY UNDERRECOVERS IN ITS RATES ITS PAYMENTS TO THE MCV PARTNERSHIP FOR CAPACITY AND ENERGY, AND IS ALSO EXPOSED TO FUTURE CHANGES IN THE MCV PARTNERSHIP'S FINANCIAL CONDITION THROUGH ITS EQUITY AND LESSOR INVESTMENTS.

      Consumers' power purchase agreement with the MCV Partnership ("PPA") expires in 2025. We estimate that Consumers will incur estimated cash underrecoveries of payments under the PPA aggregating $206 million through 2007. For availability payments billed by the MCV Partnership after September 15, 2007, and not recovered from customers, Consumers would expect to claim a "regulatory out" under the PPA. The effect of any such action would be to reduce cash flow to the MCV Partnership, which could in turn have an adverse effect on Consumers' equity and lessor interests in the MCV Facility.

      Further, under the PPA, energy payments to the MCV Partnership are based on the cost of coal burned at Consumers' coal plants and costs associated with fuel inventory, operations and maintenance, and administrative and general expenses associated with

Consumers' coal plants. However, the MCV Partnership's costs of producing electricity are tied, in large part, to the cost of natural gas. Because natural gas prices have increased substantially in recent years, while energy charge payments to the MCV Partnership have not, the MCV Partnership's financial performance has been impacted negatively.

      In February 2004, Consumers filed a RCP with the MPSC that is intended to help conserve natural gas and thereby improve its investment in the MCV Partnership. This plan seeks approval to:

      - dispatch the MCV Facility based on natural gas market prices without increased costs to electric customers;

      - give Consumers a priority right to buy excess natural gas as a result of the reduced dispatch of the MCV Facility; and

      - fund $5 million annually for renewable energy sources such as wind power projects.

      The RCP would reduce the MCV Facility's annual natural gas consumption by an estimated 30 to 40 bcf. This decrease in the quantity of high-priced natural gas consumed by the MCV Facility would benefit Consumers' ownership interest in the MCV Partnership. The amount of PPA capacity and fixed energy payments recovered from retail electric customers would remain capped at 88.7%. Therefore, customers would not be charged for any increased power supply costs, if they occur. Consumers and the MCV Partnership have reached an agreement that the MCV Partnership will reimburse Consumers for any incremental power costs incurred to replace the reduction in power dispatched from the MCV Facility. Presently, Consumers is in settlement discussions with the parties to the RCP filing. However, in July 2004, several qualifying facilities filed for a stay on the RCP proceeding in the Ingham County Circuit Court after their previous attempt to intervene on the proceeding was denied by the MPSC. On August 11, 2004, the Judge granted the motion to stay the proceedings. We cannot predict if or when the MPSC will approve the RCP or the outcome of the Ingham County Circuit Court hearings.

      We cannot estimate, at this time, the impact of these issues on Consumers' future earnings or cash flow from its interest in the MCV Partnership. The forward price of natural gas for the next 20 years and the MPSC decision in 2007 or later related to Consumers' recovery of capacity payments are the two most significant variables in the analysis of the MCV Partnership's future financial performance. Natural gas prices have historically been volatile and presently there is no consensus in the marketplace on the price or range of prices of natural gas beyond the next five years. Further, it is not presently possible for us to predict the actions of the MPSC in 2007 or later. Even with an approved RCP, if gas prices continue at present levels or increase, the economics of operating the MCV Facility may be adverse enough to require Consumers to recognize an impairment of its investment in the MCV Partnership. For these reasons, at this time we cannot predict the impact of these issues on Consumers' future earnings or cash flows or on the value of its equity interest in the MCV Partnership.

      CONSUMERS' ENERGY RISK MANAGEMENT STRATEGIES MAY NOT BE EFFECTIVE IN MANAGING FUEL AND ELECTRICITY PRICING RISKS, WHICH COULD RESULT IN UNANTICIPATED LIABILITIES TO CONSUMERS OR INCREASED VOLATILITY OF ITS EARNINGS.

      Consumers is exposed to changes in market prices for natural gas, coal, electricity and emission credits. Prices for natural gas, coal, electricity and emission credits may fluctuate substantially over relatively short periods of time and expose Consumers to commodity price risk. A substantial portion of Consumers' operating expenses for its plants consists of the costs of obtaining these commodities. Consumers manages these risks using established policies and procedures, and it may use various contracts to manage these risks, including swaps, options, futures and forward contracts. We cannot assure you that these strategies will be successful in managing Consumers' pricing risk, or that they will not result in net liabilities to Consumers as a result of future volatility in these markets.

      Natural gas prices in particular have historically been volatile. To manage market risks associated with the volatility of natural gas prices, the MCV Partnership maintains a gas hedging program. The MCV Partnership enters into natural gas futures contracts, option contracts and over-the-counter swap transactions in order to hedge against unfavorable changes in the market price of natural gas in future months when gas is expected to be needed. These financial instruments are being used principally to secure anticipated natural gas requirements necessary for projected electric and steam sales, and to lock in sales prices of natural gas previously obtained in order to optimize the MCV Partnership's existing gas supply, storage, and transportation arrangements. Consumers also routinely enters into contracts to offset its positions, such as hedging exposure to the risks of demand, market effects of weather and changes in commodity prices associated with its gas distribution business. Such positions are taken in conjunction with the gas cost recovery mechanism, which allows Consumers to recover prudently incurred costs associated with such position. However, neither Consumers nor the MCV Partnership always hedges the entire exposure of its operations from commodity price volatility. Furthermore, the ability to hedge exposure to commodity price volatility depends on liquid commodity markets. As a result, to the extent the commodity markets are illiquid, Consumers may not be able to execute its risk management strategies, which could result in greater open positions than we would prefer at a given time. To the extent that open positions exist, fluctuating commodity prices can improve or diminish our financial results and financial position.

      In addition, Consumers currently has a power supply cost recovery mechanism to recover the increased cost of fuel used to generate electricity from its industrial and large commercial customers, but not from its residential or small commercial customers. Therefore, to the extent that Consumers has not hedged its fuel costs, it is exposed to changes in fuel prices to the extent fuel for its electric generating facilities must be purchased on the open market in order for Consumers to serve its residential and small commercial customers.

RISKS RELATED TO THE NOTES

     THE MARKET PRICE OF THE NOTES COULD BE SIGNIFICANTLY AFFECTED BY THE MARKET PRICE OF OUR COMMON STOCK.

      We expect that the market price of the Notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the Notes than would be expected for nonconvertible debt securities. The market price of our common stock will likely continue to fluctuate in response to factors including the following, many of which are beyond our control:

      -     fluctuations in our operating and financial results;

      - changes in financial estimates and recommendations by financial analysts;

      - changes in the ratings of the Notes or other securities of ours or Consumers;

      - developments related to litigation or regulatory proceedings involving us;

      -     our asset sales and financings; and

      -     market perception of the energy industry and of us.

      In addition, the stock markets in general, including the New York Stock Exchange, recently have experienced significant price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may affect adversely the market prices of the Notes and our common stock.

     WE MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK OR SECURITIES CONVERTIBLE OR EXCHANGEABLE FOR OUR COMMON STOCK AND THEREBY MATERIALLY AND ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK.

      We are not restricted from issuing additional common stock or securities convertible or exchangeable for our common stock during the life of the Notes and have no obligation to consider the interests of Holders for any reason. If we issue additional shares of common stock or securities convertible or exchangeable for our common stock, it may materially and adversely affect the price of our common stock and, in turn, the price of the Notes.

     A HOLDER OF NOTES WILL NOT BE ENTITLED TO ANY RIGHTS WITH RESPECT TO OUR COMMON STOCK, BUT WILL BE SUBJECT TO ALL CHANGES MADE WITH RESPECT TO OUR COMMON STOCK.

      A Holder of Notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but will be subject to all changes affecting our common stock. Holders will only be entitled to rights on our common stock if and when we deliver shares of common stock to Holders upon conversion of Notes and in limited cases under the conversion rate adjustments of the Notes. For example, in the event that an amendment is proposed to our Articles of Incorporation or Bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of our common stock, Holders will not be entitled to vote on the amendment, although Holders will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

     WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO PURCHASE THE NOTES UPON A FUNDAMENTAL CHANGE OR OTHER PURCHASE DATE, AS REQUIRED BY THE SENIOR DEBT INDENTURE.

      On July 15, 2008, July 15, 2013 and July 15, 2018, Holders of the Notes may require us to purchase their Notes for cash. In addition, Holders of the Notes also may require us to purchase their Notes upon a Fundamental Change as described under "Description of the Notes -- Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder." A Fundamental Change also may constitute an event of default, and result in the acceleration of the maturity of our then existing indebtedness, under another indenture or other agreement. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the purchase price for the Notes tendered by Holders. Failure by us to purchase the Notes when required will result in an event of default with respect to the Notes.

     WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

      The Notes are a new issue of securities for which there currently is no active trading market. We cannot assure you that an active trading market for the Notes will develop or as to the liquidity or sustainability of any such market, the ability of the Holders to sell their Notes or the price at which Holders of the Notes will be able to sell their Notes. Future trading prices of the Notes will also depend on many other factors, including, among other things, prevailing interest rates, the market for similar securities, our performance and other factors. We do not intend to apply for listing of the Notes on any securities exchange or any automated quotation system.

                                 USE OF PROCEEDS

      We will not receive any of the proceeds from sales of any of the securities covered by this prospectus by the selling securityholders.

                       RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges for the six months ended June 30, 2004 and each of the years ended December 31, 1999 through 2003 is as follows:

                                                                                 YEAR ENDED DECEMBER 31,
                                                       SIX MONTHS ENDED    ---------------------------------
                                                         JUNE 30, 2004     2003   2002   2001   2000    1999
                                                       ----------------    ----   ----   ----   ----    ----
Ratio of earnings to fixed charges..........                 --(1)         --(2)  --(3)  --(4)   --(5)  1.33

(1) For the six months ended June 30, 2004, fixed charges exceeded earnings by $47 million. Earnings as defined include $125 million of asset impairment charges.

(2) For the year ended December 31, 2003, fixed charges exceeded earnings by $59 million. Earnings as defined include $95 million of asset impairment charges.

(3) For the year ended December 31, 2002, fixed charges exceeded earnings by $475 million. Earnings as defined include $602 million of asset impairment charges.

(4) For the year ended December 31, 2001, fixed charges exceeded earnings by $393 million. Earnings as defined include $323 million of asset impairment charges.

(5) For the year ended December 31, 2000, fixed charges exceeded earnings by $225 million. Earnings as defined include a $329 million pretax impairment loss on the Loy Yang investment.

      For the purpose of computing the ratio, earnings represent income before income taxes, net interest charges and the estimated interest portion of lease rentals and distributed income of equity method investees.

               PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

      Our common stock is listed on the New York Stock Exchange. The following table sets forth for the periods indicated the range of high and low sales prices per share of our common stock as reported on the New York Stock Exchange and the cash dividends declared on the common stock for the periods indicated.

                                                                                             HIGH        LOW      DIVIDENDS
                                                                                            -------     ------    ---------
Year Ended December 31, 2002
    First Quarter.....................................................................      $ 24.62     $21.27     $0.365
    Second Quarter....................................................................        22.24      10.46      0.365
    Third Quarter.....................................................................        11.28       7.49       0.18
    Fourth Quarter....................................................................        10.48       5.79       0.18
Year Ended December 31, 2003
    First Quarter.....................................................................        10.59       3.49         --
    Second Quarter....................................................................         8.50       4.58         --
    Third Quarter.....................................................................         7.99       6.11         --
    Fourth Quarter....................................................................         8.63       7.44         --
Year Ending December 31, 2004
    First Quarter.....................................................................         9.51       8.36         --
    Second Quarter....................................................................         9.32       7.90         --

      On September 22, 2004, the last sale price of our common stock as reported on the New York Stock Exchange was $9.39 per share. On September 22, 2004 there were approximately 59,226 holders of record of our common stock.

      In January 2003, we suspended the payment of dividends on our common stock.

                                   CMS ENERGY

OVERVIEW

      CMS Energy, formed in Michigan in 1987, is an integrated energy holding company operating through subsidiaries in the United States and in selected markets around the world. Its two principal subsidiaries are Consumers and Enterprises. Consumers is a public utility that provides natural gas and/or electricity to almost 6.5 million of Michigan's 10 million residents and serves customers in 61 of the 68 counties in Michigan's Lower Peninsula. Enterprises, through subsidiaries and equity investments, is engaged in several energy businesses in the United States and in selected international markets.

CONSUMERS

      Consumers primarily consists of our electric and gas utility operations. Consumers was formed in Michigan in 1968 and is the successor to a corporation organized in Maine in 1910 and which did business in Michigan from 1915 to 1968. Consumers' consolidated operations account for a majority of our total assets and income, as well as a substantial portion of our operating revenue. Industries in Consumers' service areas include automotive, metal, chemical, food and wood products and a diversified group of other industries.

   ELECTRIC UTILITY OPERATIONS

      Consumers' electric utility operating revenue was $2.590 billion in 2003, $2.648 billion in 2002, and $2.633 billion in 2001. Based on the average number of customers, Consumers' electric utility operations, if independent, would be the thirteenth largest electric utility company in the United States. The electric operations of Consumers include the generation, purchase, distribution and sale of electricity. In 2003, total electric sales were 36 billion kWh and retail open access deliveries were 3 billion kWh. At year-end 2003, it served customers in 61 of the 68 counties of Michigan's Lower Peninsula. Principal cities served include Battle Creek, Flint, Grand Rapids, Jackson, Kalamazoo, Midland, Muskegon and Saginaw. Consumers' electric utility customer base includes a mix of residential, commercial and diversified industrial customers, the largest segment of which is the automotive industry. Consumers' electric operations are not dependent upon a single customer, or even a few customers, and the loss of any one or even a few of such customers is not reasonably likely to have a material adverse effect on its financial condition.

      At December 31, 2003, Consumers owned and operated 30 electric generating plants with an aggregate of 6,431 MW of capacity. Also, in 2003, Consumers purchased up to 2,353 MW of net capacity from other power producers, which amounted to 30.5% of

Consumers' total system requirements, the largest of which was the MCV Partnership in which Consumers has a 49% interest through CMS Midland, Inc. Consumers also owns:

            - 347 miles of high voltage distribution radial lines operating at 120 kilovolts and above;

            - 4,164 miles of high voltage distribution overhead lines operating at 23 kilovolts and 46 kilovolts;

            - 16 subsurface miles of high voltage distribution underground lines operating at 23 kilovolts and 46 kilovolts;

            -     54,922 miles of electric distribution overhead lines;

            -     8,526 subsurface miles of underground distribution lines; and

            - substations having an aggregate transformer capacity of 20,605,680 kilovoltamperes.

      Consumers generates electricity principally from coal and nuclear fuel. Consumers has four generating plant sites that use coal as a fuel source and constituted 76% of its baseload capacity in 2003. In 2003, these plants produced a combined total of 20,091 million KWhs of electricity and burned 10.1 million tons of coal. Consumers owns Palisades, an operating nuclear power plant located near South Haven, Michigan. In May 2001, with the approval of the NRC, Consumers transferred its authority to operate Palisades to the Nuclear Management Company ("NMC"). The Palisades nuclear fuel supply responsibilities are under the control of NMC acting as agent for Consumers. During 2003, Palisades' net generation was 6,151 million KWhs, constituting 23.3% of Consumers' baseload supply.

     GAS UTILITY OPERATIONS

      Consumers' gas utility operating revenue was $1.845 billion in 2003, $1.519 billion in 2002, and $1.338 billion in 2001. Based on the average number of customers, Consumers' gas utility operations, if independent, would be the tenth largest gas utility company in the United States. Consumers' gas utility operations purchase, transport, store, distribute and sell natural gas. In 2003, total deliveries of natural gas sold by Consumers and by other sellers who deliver natural gas through Consumers' pipeline and distribution network to ultimate customers, including the MCV Partnership, totaled 388 bcf. As of December 31, 2003, Consumers was authorized to provide service in 54 of the 68 counties in Michigan's Lower Peninsula. Principal cities served include Bay City, Flint, Jackson, Kalamazoo, Lansing, Pontiac and Saginaw, as well as the suburban Detroit area, where nearly 900,000 of the gas customers are located. Consumers' gas operations are not dependent upon a single customer, or even a few customers, and the loss of any one or even a few of such customers is not reasonably likely to have a material adverse effect on its financial condition.

      Consumers' gas distribution and transmission system consists of:

            - 25,055 miles of distribution mains throughout Michigan's Lower Peninsula;

            - 2,405 miles of transmission lines throughout Michigan's Lower Peninsula;

            - 7 compressor stations with a total of 162,000 installed horsepower; and

            - 14 gas storage fields located across Michigan with an aggregate storage capacity of 331 bcf and a working storage capacity of 130 bcf.

      Total 2003 purchases of gas supply included 66% from United States producers outside Michigan, 22% from Canadian producers and 3% from Michigan producers. Authorized suppliers in the gas customer choice program supplied the remaining 9% of gas delivered by Consumers. Consumers also has firm transportation agreements with independent pipeline companies for the delivery of gas. Consumers uses these agreements to deliver gas to Michigan for ultimate deliveries to market. In total, Consumers' firm transportation and city gate arrangements are capable of delivering over 95% of Consumers' total gas supply requirements.

ENTERPRISES

      Enterprises, through subsidiaries and equity investments, is engaged in domestic and international diversified energy businesses including natural gas transmission, storage and processing, independent power production and energy services. Enterprises' operating revenue was $1.085 billion in 2003, $4.508 billion in 2002 and $4.034 billion in 2001.

BUSINESSES OF ENTERPRISES' SUBSIDIARIES

     NATURAL GAS TRANSMISSION

      CMS Gas Transmission, formed in 1988, owns, develops and manages domestic and international natural gas facilities. In 2003, CMS Gas Transmission's operating revenue was $22 million.

      In 1999, CMS Gas Transmission acquired Panhandle, which was primarily engaged in the interstate transmission and storage of natural gas and also provided LNG terminalling and regasification services. Panhandle operated a large natural gas pipeline network, which provided customers in the Midwest and Southwest with a comprehensive array of transportation services. Panhandle's major customers included 25 utilities located primarily in the United States Midwest market area, which encompassed large portions of Illinois, Indiana, Michigan, Missouri, Ohio and Tennessee.

      In February 2003, Panhandle sold its one-third equity interest in Centennial Pipeline, LLC ("CENTENNIAL") for $40 million to Centennial's two other partners, Marathon Ashland Petroleum, LLC and TE Products Pipeline Company, Limited Partnership, through its general partner, Texas Eastern Products Pipeline Company, LLC.

      In March 2003, Panhandle transferred $63 million previously committed to collateralize a letter of credit and its one-third ownership interest in Guardian Pipeline, LLC ("GUARDIAN") to CMS Gas Transmission. CMS Gas Transmission sold its interest in Guardian to a subsidiary of WPS Resources Corporation in June 2003. Proceeds from the sale were $26 million and the $63 million of cash collateral was released.

      In June 2003, CMS Gas Transmission sold Panhandle to Southern Union Panhandle Corp., a newly formed entity owned by Southern Union Company. Southern Union Panhandle Corp. purchased all of Panhandle's outstanding capital stock for approximately $582 million in cash and 3 million shares of Southern Union Company common stock. Southern Union Panhandle Corp. also assumed approximately $1.166 billion in debt. In July 2003, Southern Union Company declared a 5% common stock dividend resulting in an additional 150,000 shares of common stock for CMS Gas Transmission. In October 2003, CMS Gas Transmission sold its 3.15 million shares to a private investor for $17.77 per share.

      In July 2003, CMS Gas Transmission completed the sale of CMS Field Services to Cantera Natural Gas, Inc. for gross cash proceeds of approximately $113 million, subject to post closing adjustments, and a $50 million face value note of Cantera Natural Gas, Inc. The note is payable to CMS Energy for up to $50 million subject to the financial performance of the Fort Union and Bighorn natural gas gathering systems from 2004 through 2008.

      In August 2004, we sold our interests in Parmelia and Goldfields to APT for approximately $206 million Australian (approximately $147 million in U.S. dollars).

      At December 31, 2003, CMS Gas Transmission had nominal processing capabilities of approximately 0.33 bcf per day of natural gas in Michigan. At December 31, 2003, CMS Gas Transmission had a total of 288 miles of gas gathering and transmission pipelines located in the state of Michigan, with a total capacity of approximately 0.95 bcf per day.

      Internationally, at December 31, 2003, CMS Gas Transmission had ownership interests in 5,517 miles of pipelines in Argentina, Chile and Australia.

  INDEPENDENT POWER PRODUCTION

      CMS Generation, formed in 1986, invests in, acquires, develops, constructs and operates non-utility power generation plants in the United States and abroad. In 2003, the independent power production business segment's operating revenue, which includes revenues from CMS Generation and CMS Operating, S.A., as well as from Consumers' interests in the MCV facility and the MCV Partnership, was $204 million.

  INDEPENDENT POWER PRODUCTION PROPERTIES

      As of December 31, 2003, we had ownership interests in operating power plants totaling 8,766 gross MW (including 2,000 MW from Loy Yang that was sold in April 2004) (4,149 net MW). At December 31, 2003 additional plants totaling approximately 1,784 gross MW (420 net MW) were under construction or in advanced stages of development. These plants include the Shuweihat power plant, which is under construction in the United Arab Emirates and the Saudi Petrochemical Company power plant, which is under advanced development and will be located in the Kingdom of Saudi Arabia. In 2004, CMS Generation plans to complete the restructuring of its operations by narrowing the scope of its existing operations and commitments from four to two regions: the U.S. and the Middle East/North Africa. In addition, its plans include selling designated assets and investments that are under-performing, non-region focused and non-synergistic with other CMS Energy business units. We believe that the independent power production business unit will continue to optimize the operations and management of its remaining portfolio of assets in order to contribute to CMS Energy's earnings and to maintain its reputation for solid performance in the construction and operation of power plants.

      The following table details our interests in independent power plants in the United States as well as abroad as of year-end 2003 (excluding the plants owned by CMS Operating, S.A. and CMS Electric and Gas Company and the MCV facility, discussed further below, as well as Loy Yang that was sold in April 2004 (2,000 gross MW), as discussed in "Recent Developments" above):

                                                                                                         PERCENTAGE OF
                                                                                                         GROSS CAPACITY
                                                                               OWNERSHIP     GROSS      UNDER LONG-TERM
                                                                               INTEREST     CAPACITY        CONTRACT
LOCATION                                                          FUEL TYPE       (%)         (MW)             (%)
--------                                                        ------------  ----------    --------    ---------------
California...................................................   Wood             37.8             36              100
Connecticut..................................................   Scrap tire        100             31              100
Michigan.....................................................   Coal               50             70              100
Michigan.....................................................   Natural gas       100            710               85
Michigan.....................................................   Natural gas       100            224                0
Michigan.....................................................   Wood               50             40              100
Michigan.....................................................   Wood               50             38              100
New York.....................................................   Hydro             0.3             14              100
North Carolina...............................................   Wood               50             50              100
Oklahoma.....................................................   Natural gas       8.8            124              100
                                                                                              ------

     DOMESTIC TOTAL..........................................                                  1,337

Argentina....................................................   Hydro            17.2          1,320               20(a)
Chile........................................................   Natural gas        50            720              100(b)
Ghana........................................................   Crude oil          90            224              100
India........................................................   Coal               50            250              100
India........................................................   Natural gas      33.2            235              100
Jamaica......................................................   Diesel           42.3             63              100
Latin America................................................   Various       Various            484               51
Morocco......................................................   Coal               50          1,356              100
United Arab Emirates.........................................   Natural gas        40            777              100

                                                                                              ------
     INTERNATIONAL TOTAL.....................................                                  5,429

TOTAL DOMESTIC AND INTERNATIONAL.............................                                  6,766
                                                                                              ======

PROJECTS UNDER CONSTRUCTION/ADVANCED DEVELOPMENT.............                                  1,784

(a) El Chocon is primarily on a spot market basis, however, it has a high dispatch rate due to low cost.

(b) Atacama is not allowed to sell more than 440 MW to the grid. 100% of the 440 MW is under contract.

      Through a CMS International Ventures, LLC subsidiary called CMS Operating, S.R.L., we own a 128 MW natural gas power plant, and a 92.6% ownership interest in a 540 MW natural gas power plant, each in Argentina. Through CMS Electric and Gas Company we have an 86% ownership interest in 287 MW of gas turbine and diesel generating capacity in Venezuela. Through CMS Midland, Inc. Consumers owns a 49% interest in the MCV Partnership and, through a trust, a 35% indirect beneficial interest in the MCV Facility. The MCV Partnership was formed in January 1987 to convert a portion of an abandoned Midland County, Michigan nuclear plant owned by Consumers into the MCV facility. The MCV Facility has a net electrical generating capacity of approximately 1,500 MW.

  OIL AND GAS EXPLORATION AND PRODUCTION

      CMS Energy used to own an oil and gas exploration and production company. In October 2002, CMS Energy completed its exit from the oil and gas exploration and production business.

  INTERNATIONAL ENERGY DISTRIBUTION

      In October 2001, CMS Energy discontinued the operations of its international energy distribution business. In 2002, CMS Energy discontinued all new development outside North America, which included closing all non-U.S. development offices. In 2003, CMS Energy reclassified to continuing operations SENECA, which is its energy distribution business in Venezuela, and CPEE, which is its energy distribution business in Brazil, due to its inability to sell these assets.

   ENERGY RESOURCE MANAGEMENT

      In 2003, CMS Energy Resource Management Company, formerly CMS MST, ("CMS ERM") moved its headquarters from Houston, Texas to Jackson, Michigan. In February 2004, CMS ERM changed its name from CMS Marketing, Services and Trading Company to CMS ERM. CMS ERM has reduced its business focus and in the future will concentrate on the purchase and sale of energy commodities in support of CMS Energy's generating facilities. CMS ERM previously provided gas, oil, and electric marketing, risk management and energy management services to industrial, commercial, utility and municipal energy users throughout the United States. In January 2003, CMS ERM closed the sale of a major portion of its wholesale natural gas trading book to Sempra Energy Trading. The cash proceeds were approximately $17 million. In April 2003, CMS ERM sold its wholesale electric power business to Constellation Power Source, Inc. Also in April 2003, CMS ERM sold the federal business of CMS Viron, its energy management service provider, to Pepco Energy Services, Inc. In July 2003, CMS ERM sold CMS Viron's non-federal business to Chevron Energy Solutions Company, a division of Chevron U.S.A. In 2003, CMS ERM marketed approximately 85 bcf of natural gas and 5,314 gWh of electricity. Its operating revenue was $711 million in 2003, $4.137 billion in 2002 and $3.616 billion in 2001.

                            DESCRIPTION OF THE NOTES

GENERAL

      The Notes were issued as a series of senior debentures under the senior debt indenture as supplemented by the thirteenth supplemental indenture thereto dated as of July 16, 2003 (the "SUPPLEMENTAL INDENTURE"), and are limited in aggregate principal amount to $150 million. The senior debt indenture permits us to "re-open" this offering of the Notes without the consent of the Holders of the Notes. Accordingly, the principal amount of the Notes may be increased in the future on the same terms and conditions and with the same CUSIP numbers as the Notes being offered by this prospectus. The Notes are unsecured and unsubordinated senior debt securities of CMS Energy.

      As of June 30, 2004, we had outstanding approximately $3.2 billion aggregate principal amount of indebtedness, including approximately $178 million of subordinated indebtedness relating to our convertible trust preferred securities and $506 million of subordinated indebtedness relating to Consumers' mandatorily redeemable trust preferred securities, but excluding approximately $4.5 billion of indebtedness of our subsidiaries. None of our indebtedness is senior to the Notes. In August 2004, CMS Energy entered into the Fifth Amended and Restated Credit Agreement in the amount of approximately $300 million. This facility is secured and the Notes are not senior to such indebtedness. As of August 17, 2004 there were approximately $164 million of letters of credit outstanding under the Fifth Amended and Restated Credit Agreement. The Notes are senior to approximately $178 million of subordinated indebtedness relating to our convertible trust preferred securities. The Notes are structurally subordinated to approximately $4.5 billion of our subsidiaries' debt and approximately $506 million of subordinated indebtedness relating to Consumers' mandatorily redeemable trust preferred securities.

      We may issue debt securities from time to time in one or more series under the senior debt indenture. There is no limitation on the amount of debt securities we may issue under the senior debt indenture.

      The statements herein concerning the Notes and the senior debt indenture are a summary and do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the senior debt indenture, which is incorporated herein by this reference. They make use of defined terms and are qualified in their entirety by express reference to the senior debt indenture, including the Supplemental Indenture, a copy of which will be available upon request to the Trustee.

STRUCTURAL SUBORDINATION

      CMS Energy is a holding company that conducts substantially all of its operations through its subsidiaries. Its only significant assets are the capital stock of its subsidiaries, and its subsidiaries generate substantially all of its operating income and cash flow. As a result, dividends or advances from its subsidiaries are the principal source of funds necessary to meet its debt service obligations. Contractual provisions or laws, as well as its subsidiaries' financial condition and operating requirements, may limit CMS Energy's ability to obtain cash from its subsidiaries that it may require to pay its debt service obligations, including payments on the Notes. In addition, the Notes are effectively subordinated to all of the liabilities of CMS Energy's subsidiaries with regard to the assets and earnings of CMS Energy's subsidiaries. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. CMS Energy's rights and the rights of its creditors, including Holders of Notes, to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization will be subject to prior claims of the subsidiaries' creditors, including trade creditors.

      Of the approximately $7.7 billion of our consolidated indebtedness as of June 30, 2004, approximately $5.1 billion was indebtedness of our subsidiaries, including $506 million of subordinated indebtedness relating to Consumers' mandatorily redeemable trust preferred securities. Payments on that indebtedness and preferred stock are prior in right of payment to dividends paid to us by our subsidiaries.

PAYMENT AND MATURITY

      The Notes mature on July 15, 2023, and bear interest at the rate of 3.375% per year. At maturity, CMS Energy will pay the aggregate principal amount of the Notes then outstanding. Each Note bears interest from the original date of issue, payable semiannually in arrears on January 15 and July 15, commencing on January 15, 2005, and at maturity. Interest will be paid to the person in whose name the Notes are registered at the close of business on the first calendar day of the month in which the interest payment date occurs. Interest payable on any interest payment date or on the date of maturity will be the amount of interest accrued from and including the date of original issuance or from and including the most recent interest payment date on which interest has been paid or duly made available for payment to but excluding such interest payment date or the date of maturity, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30 day months.

      In any case where any interest payment date, redemption date, repurchase date or maturity date (including upon the occurrence of a Fundamental Change) of any Note shall not be a Business Day (as defined herein) at any place of payment, then payment of interest or principal (and additional amount, if any) need not be made on such date, but may be made on the next succeeding Business Day at such place of payment with the same force and effect as if made on the interest payment date, redemption date, repurchase date or maturity date (including upon the occurrence of a Fundamental Change); and no interest shall accrue on the amount so payable for the period from and after such interest payment date, redemption date, repurchase date or maturity date, as the case may be, to such Business Day.

REGISTRATION, TRANSFER AND EXCHANGE

      The Notes were initially issued in the form of one or more Notes in registered, global form, without coupons, in denominations of $1,000 and any integral multiple thereof as described under "Book-Entry System." The Global Notes are registered in the name of the nominee of DTC. Except as described under "Book-Entry System," owners of beneficial interests in a Global Note are not entitled to have Notes registered in their names, do not receive nor are entitled to receive physical delivery of any such Note and are not considered the registered holder thereof under the senior debt indenture.

OPTIONAL REDEMPTION

      No sinking fund is provided for the Notes. Prior to July 15, 2008, the Notes will not be redeemable. On or after July 15, 2008, we may redeem for cash or check all or part of the Notes at any time, upon not less than 30 nor more than 60 days' notice before the redemption date by mail to the Trustee, the paying agent and each Holder of the Notes, for a price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest, including additional amounts, if any, to the redemption date.

      If we decide to redeem fewer than all of the outstanding Notes, the Trustee will select the Notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the Trustee considers fair and appropriate.

      If the Trustee selects a portion of a Holder's Note for partial redemption and the Holder converts a portion of the same Note, the converted portion will be deemed to be from the portion selected for redemption.

      In the event of any redemption in part, we will not be required to:

      - issue, register the transfer of or exchange any Note during a period of 15 days before the mailing of the redemption notice; or

      - register the transfer of or exchange any Note so selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part.

CONVERSION RIGHTS

      Subject to the conditions and during the periods and under the circumstances described below, Holders may convert each of their Notes into shares of our common stock initially at a conversion rate of 93.7137 shares of common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of $10.671 per share of common stock) at any time prior to the close of business on July 15, 2023. The conversion rate and the equivalent conversion price in effect at any given time are referred to as the "APPLICABLE CONVERSION RATE" and the "APPLICABLE CONVERSION PRICE," respectively, and will be subject to adjustment as described below. A Holder may convert fewer than all of such Holder's Notes so long as the Notes converted are an integral multiple of $1,000 principal amount.

      Except as otherwise described below, Holders will not receive any payment (in cash or check, referred to as a "CASH PAYMENT") representing accrued and unpaid interest upon conversion of a Note and we will not adjust the conversion rate to account for the accrued and unpaid interest. Upon conversion we will deliver to Holders a fixed number of shares of our common stock and any cash payment to account for fractional shares. The cash payment or check for fractional shares will be based on the last reported sale price of our common stock on the trading day immediately prior to the conversion date. Delivery of shares of common stock will be deemed to satisfy our obligation to pay the principal amount of the Notes, including accrued and unpaid interest. Accrued and unpaid interest will be deemed canceled, extinguished or forfeited rather than paid in full. The Trustee will initially act as the conversion agent. Notwithstanding conversion of any Notes, the Holders of the Notes and any common stock issuable upon conversion thereof will continue to be entitled to receive additional amounts in accordance with the registration rights agreement.

      If a Holder converts Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because the Holder requests the shares to be issued or delivered to a person other than the Holder, in which case the Holder will pay that tax.

      If a Holder wishes to exercise its conversion right, such Holder must deliver a conversion notice, together, if the Notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any transfer or similar tax, if required. The conversion agent will, on the Holder's behalf, convert the Notes into shares of our common stock. Holders may obtain copies of the required form of the conversion notice from the conversion agent. A certificate for the number of full shares of our common stock into which any Notes are converted, together with any cash or check payment for fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the fifth business day, following the conversion date.

      If a Holder has already delivered a purchase notice as described under "Purchase of Notes by Us at the Option of the Holder" or "Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder" with respect to a Note, however, the Holder may not surrender that Note for conversion until the Holder has withdrawn the purchase notice in accordance with the senior debt indenture.

      Holders of Notes at the close of business on a regular record date will receive payment of interest, payable on the corresponding interest payment date notwithstanding the conversion of such Notes at any time after the close of business on such regular record date. Notes surrendered for conversion by a Holder during the period from the close of business on any regular record date to the opening of business on the immediately following interest payment date must be accompanied by payment of an amount equal to the interest that the Holder is to receive on the Notes; provided, however, that no such payment need be made if we have specified a redemption date that is after a record date and on or prior to the immediately following interest payment date, we have specified a purchase date following a Fundamental Change that is during such period or any overdue interest exists at the time of conversion with respect to such Notes to the extent of such overdue interest. The Holders of the Notes and any common stock issuable upon conversion thereof will continue to be entitled to receive additional amounts in accordance with the registration rights agreement.

      Holders may surrender their Notes for conversion into shares of our common stock prior to stated maturity in only the circumstances described below. For a discussion of the federal income tax consequences of a conversion of the Notes into our common stock, see "Material United States Federal Income Tax Considerations."

      CONVERSION UPON SATISFACTION OF SALE PRICE CONDITION. A Holder may surrender any of its Notes for conversion into shares of our common stock in any calendar quarter (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the conversion price per share of our common stock on such last trading day.

      CONVERSION UPON REDEMPTION. If we redeem the Notes, Holders may convert Notes into our common stock at any time prior to the close of business on the second Business Day immediately preceding the redemption date, even if the Notes are not otherwise convertible at such time.

            CONVERSION UPON SPECIFIED CORPORATE TRANSACTIONS. If we elect to:

            - distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or

            - distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the Holders of the Notes at least 20 Business Days prior to the ex-dividend date (as defined herein) for such distribution. Once we have given such notice, Holders may surrender their Notes for conversion at any time until the earlier of the close of business on the Business Day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the Notes are not otherwise convertible at such time; provided, however, that a Holder may not exercise this right to convert if the Holder may participate in the distribution without conversion. The "EX-DIVIDEND DATE" is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common stock to its buyer.

            In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash or property other than securities, a Holder may surrender Notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction. If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a Note into our common stock will be changed into a right to convert a Note into the kind and amount of cash, securities or other property which the Holder would have received if the Holder had converted its Notes immediately prior to the transaction. If we engage in any transaction described in the preceding sentence, the conversion rate will not be adjusted. If the transaction also constitutes a Fundamental Change, a Holder can require us to purchase all or a portion of its Notes as described below under "Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder."

      CONVERSION UPON SATISFACTION OF TRADING PRICE CONDITION

            A Holder may convert its Notes into shares of our common stock prior to maturity during the five business days immediately following any ten consecutive trading-day period in which the trading price per $1,000 principal amount of Notes (as determined following a request by a Holder of Notes in accordance with the procedures described below) for each day of that period was less than 95% of the product of the sale price of our common stock and the then applicable conversion rate of Notes; provided, however, a Holder may not convert its Notes if the average closing sale price of our common stock for such ten consecutive trading-day period was between the then current conversion price on the Notes and 120% of the then applicable conversion price on the Notes.

            The "TRADING PRICE" of the Notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by the Trustee for $5,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if three such bids cannot reasonably be obtained by the Trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the Trustee, this one bid shall be used. If the Trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of the Notes will be deemed to be less than 95% of the product of the sale price of our common stock and the then applicable conversion rate.

            In connection with any conversion upon satisfaction of the above trading price condition, the Trustee shall have no obligation to determine the trading price of the Notes unless we have requested such determination; and we shall have no obligation to make such request unless a Holder provides us with reasonable evidence that the trading price per $1,000 principal amount of the Notes would be less than 95% of the product of the sale price of our common stock and the then applicable conversion rate; at which time, we shall instruct the Trustee to determine the trading price of the Notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 95% of the product of the sale price of our common stock and the then applicable

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conversion rate.

            CONVERSION RATE ADJUSTMENTS. The conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

                  (1) the payment of dividends and other distributions on our common stock payable exclusively in shares of our common stock or our other capital stock;

                  (2) the issuance to all holders of our common stock of rights or warrants that allow the holders to purchase shares of our common stock for a period expiring within 60 days from the date of issuance of the rights or warrants at less than the market price on the record date for the determination of shareholders entitled to receive the rights or warrants;

                  (3) subdivisions, combinations or certain reclassifications of our common stock;

                  (4) distributions to all holders of our common stock of our assets, debt securities or rights or warrants to purchase our securities (excluding (A) any dividend, distribution or issuance covered by clauses (1) or (2) above and (B) any dividend or distribution paid exclusively in cash). In cases where (a) the fair market value per share of common stock of the assets, debt securities or rights or warrants to purchase our securities distributed to shareholders equals or exceeds the market price of our common stock on the record date for the determination of shareholders entitled to receive such distribution, or (b) the market price of our common stock on the record date for determining the shareholders entitled to receive the distribution exceeds the fair market value per share of common stock of the assets, debt securities or rights or warrants so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the Holder will be entitled to receive upon conversion, in addition to the shares of our common stock, the kind and amount of assets, debt securities or rights or warrants comprising the distribution that the Holder would have received if the Holder had converted the Holder's Notes immediately prior to the record date for determining the shareholders entitled to receive the distribution; and

                  (5) dividends and distributions made during any of our
            quarterly fiscal periods consisting exclusively of cash to all holders of outstanding shares of common stock, together with (A) other all-cash distributions made during such quarterly fiscal period and (B) any cash and the fair market value, as of the expiration of the tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by us or any of our subsidiaries for shares of common stock concluded during such quarterly fiscal period.

            With respect to clause (4) above, in the event that we make a distribution to all Holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

            Notwithstanding the foregoing, in no event will the conversion rate exceed 138.6963, which we refer to as the "MAXIMUM CONVERSION RATE," as a result of an adjustment pursuant to clauses (4) and (5) above.

            In addition to these adjustments, we may increase the conversion rate as our board of directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount, temporarily or otherwise, for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give Holders of Notes at least 15 days' notice of such an increase in the conversion rate.

            As used in this prospectus, "MARKET PRICE" means the average of the last reported sale prices per share of our common stock for the 20 trading day period ending on the applicable date of determination (if the applicable date of determination is a trading day or, if not, then on the last trading day prior to the applicable date of determination), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the 20 trading day period and ending on the applicable date of determination, of any event that would result in an adjustment of the conversion rate under the senior debt indenture.

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

            No adjustment to the conversion rate or the ability of a Holder of a Note to convert will be made if the Holder will otherwise participate in the distribution without conversion or in certain other cases.

            The applicable conversion rate will not be adjusted:

            - upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

            - upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

            - upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Notes were first issued;

            -     for a change in the par value of the common stock; or

            - for accrued and unpaid interest, including additional amounts, if any.

            Holders will receive, upon conversion of the Notes, in addition to common stock, rights under any rights plan we may adopt, whether or not the rights have separated from the common stock at the time of conversion unless, prior to conversion, the rights have expired, terminated or been redeemed or exchanged.

            No adjustment in the applicable conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion price. If the adjustment is not made because the adjustment does not change the applicable conversion price by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment.

            No adjustment in the conversion price or conversion rate need be made for a merger or consolidation if Holders are to participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of our common stock participate in the transaction; provided that the basis on which the Holders are to participate in the transaction shall not be deemed to be fair if it would require the conversion of Notes at any time prior to the expiration of the conversion period specified for such Notes.

PURCHASE OF NOTES BY US AT THE OPTION OF THE HOLDER

            Holders have the right to require us to purchase the Notes on July 15, 2008, July 15, 2013 and July 15, 2018 (each, a "PURCHASE DATE"). Any Note purchased by us on a purchase date will be paid for in cash. We will be required to purchase any outstanding Notes for which a Holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 Business Days prior to the relevant purchase date until the close of business on the fifth Business Day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related Notes. Our purchase obligation will be subject to some additional conditions as described in the senior debt indenture. Also, as described in the "Risk Factors" section of this prospectus under the caption "Risks Related to the Notes -- We may not have the ability to raise the funds necessary to purchase the Notes upon a Fundamental Change or other purchase date, as required by the senior debt indenture," we may not have funds sufficient to purchase the Notes when we are required to do so. Our failure to purchase the Notes when we are required to do so will constitute an Event of Default (as defined herein) under the senior debt indenture with respect to the Notes.

            The purchase price payable will be equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest, and additional amounts, if any, to but excluding such purchase date. For a discussion of the United States federal income tax treatment of a Holder receiving cash, see "Material United States Federal Income Tax Considerations."

            On or before the 20th Business Day prior to each purchase date, we will provide to the Trustee, the paying agent and to all Holders of the Notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

            -     the purchase price;

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

            - the name and address of the paying agent and the conversion agent; and

            - the procedures that Holders must follow to require us to purchase their Notes.

A notice electing to require us to purchase a Holder's Notes must state:

            - if certificated Notes have been issued, the certificate numbers of the Notes;

            - the portion of the principal amount of Notes to be purchased, in integral multiples of $1,000; and

            - that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the senior debt indenture.

If the Notes are not in certificated form, a Holder's notice must comply with appropriate DTC procedures.

            No Notes may be purchased at the option of Holders if there has occurred and is continuing an Event of Default other than an Event of Default that is cured by the payment of the purchase price of the Notes.

            A Holder may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the Business Day prior to the purchase date. The notice of withdrawal must state:

            -     the principal amount of the withdrawn Notes;

            - if certificated Notes have been issued, the certificate numbers of the withdrawn Notes; and

            - the principal amount, if any, which remains subject to the purchase notice.

If the Notes are not in certificated form, a Holder's notice must comply with appropriate DTC procedures.

            A Holder must either effect book-entry transfer or deliver the Notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. A Holder will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the Notes. If the paying agent holds money or securities sufficient to pay the purchase price of the Notes on the Business Day following the purchase date, then:

            - the Notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the Notes is made or whether or not the Note is delivered to the paying agent); and

            - all other rights of the Holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the Notes).

FUNDAMENTAL CHANGE REQUIRES PURCHASE OF NOTES BY US AT THE OPTION OF THE HOLDER

            If a Fundamental Change occurs at any time prior to July 15, 2008, Holders will have the right, at their option, subject to the terms of the senior debt indenture, to require us to purchase any or all of their Notes for cash on a date selected by CMS Energy that is no earlier than 60 days nor later than 90 days (the "FUNDAMENTAL CHANGE PURCHASE DATE") after the mailing of written notice by CMS Energy of the occurrence of such Fundamental Change. The cash price we are required to pay is equal to 100% of the principal amount of the Notes to be purchased plus accrued and unpaid interest, including additional amounts, if any, to the Fundamental Change purchase date (the "FUNDAMENTAL CHANGE PURCHASE PRICE"). If a Fundamental Change occurs on or after July 15, 2008, no Holder will have a right to require us to purchase any Notes, except as described above under "Purchase of Notes by Us at the Option of the Holder." For a discussion of the United States federal income tax treatment of a Holder receiving cash, see "Material United States Federal Income Tax Considerations."

            A "FUNDAMENTAL CHANGE" will be deemed to have occurred at the time after the Notes are originally issued that any of the following occurs:

                  (1) our common stock or other common stock into which the
            Notes are convertible is neither listed for trading on a United States national securities exchange nor approved for trading on the Nasdaq National Market or another established automated

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

            over-the-counter trading market in the United States;

                  (2) a "person" or "group" within the meaning of Section 13(d)
            of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity entitled to vote generally in the election of directors;

                  (3) consummation of any share exchange, consolidation or
            merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries; provided, however, that a transaction where the Holders of our common equity immediately prior to such transaction have directly or indirectly, more than 50% of the aggregate voting power of all classes of common equity of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a Fundamental Change; or

                  (4) continuing directors (as defined herein) cease to
            constitute at least a majority of our Board of Directors.

A Fundamental Change will not be deemed to have occurred in respect of any of the foregoing, however, if either:

                  (1) the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the Fundamental Change or the public announcement thereof, equals or exceeds 105% of the conversion price of the Notes in effect immediately before the Fundamental Change or the public announcement thereof; or

                  (2) at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the Fundamental Change consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a Fundamental Change (these securities being referred to as "PUBLICLY TRADED SECURITIES") and as a result of this transaction or transactions the Notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

            For purposes of the above paragraph, the term capital stock of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person.

            "CONTINUING DIRECTOR" means a director who either was a member of our Board of Directors on the date of this prospectus or who becomes a member of our Board of Directors subsequent to that date and whose appointment, election or nomination for election by our stockholders is duly approved by a majority of the continuing directors on our Board of Directors at the time of such approval, either by a specific vote or by approval of the proxy statement issued by us on behalf of the Board of Directors in which such individual is named as nominee for director.

            Within 30 days after the occurrence of the Fundamental Change, CMS Energy is obligated to mail to each Holder of a Note a notice regarding the Fundamental Change, which notice shall state, among other things:

            - that a Fundamental Change has occurred, the date of such occurrence and that each such Holder has the right to require CMS Energy to repurchase all or any part of such Holder's Notes at the Fundamental Change purchase price;

            -     the Fundamental Change purchase price;

            -     the Fundamental Change purchase date;

            - the name and address of the paying agent and the conversion agent;

            - the procedures that Holders must follow to cause the Notes to be repurchased;

            - the last date on which a Holder may exercise its purchase right;

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

            - the Notes with respect to which a Fundamental Change purchase notice has been given by the Holder may be converted only if the Holder withdraws the Fundamental Change purchase notice in accordance with the terms of the senior debt indenture; and

            - the conversion rate and any adjustments to the conversion rate.

            To exercise this right, a Holder must deliver a written notice (the "FUNDAMENTAL CHANGE PURCHASE NOTICE"), along with the Notes to be purchased, duly endorsed for transfer, to the paying agent at its corporate trust office in Detroit, Michigan, or any other office of the paying agent maintained for such purposes, not later than 30 days prior to the Fundamental Change purchase date. The Fundamental Change purchase notice shall state:

            - the portion of the principal amount of any Notes to be repurchased, which must be $1,000 or an integral multiple thereof;

            - that such Notes are to be repurchased by CMS Energy pursuant to the applicable Fundamental Change provisions of the senior debt indenture; and

            - unless the Notes are represented by one or more Global Notes, the certificate numbers of the Notes to be repurchased.

            If the Notes are not in certificated form, the Fundamental Change purchase notice must comply with appropriate DTC procedures.

            Holders may withdraw any Fundamental Change purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the Business Day prior to the Fundamental Change purchase date. The notice of withdrawal shall state:

            -     the principal amount of the withdrawn Notes;

            - if certificated Notes have been issued, the certificate numbers of the withdrawn Notes; and

            - the principal amount, if any, which remains subject to the purchase notice.

            If the Notes are not in certificated form, the notice of withdrawal must comply with the appropriate DTC procedures.

            Payment of the Fundamental Change purchase price for a Note in registered, certificated form (a "CERTIFICATED NOTE") for which a Fundamental Change purchase notice has been delivered and not withdrawn is conditioned upon delivery of such Certificated Note (together with necessary endorsements) to the paying agent at its office in Detroit, Michigan, or any other office of the paying agent maintained for such purpose, at any time (whether prior to, on or after the Fundamental Change purchase date) after the delivery of such Fundamental Change purchase notice. Payment of the Fundamental Change purchase price for such Certificated Note will be made promptly following the later of the Fundamental Change purchase date or the time of delivery of such Certificated Note.

            If the paying agent holds, in accordance with the terms of the senior debt indenture, money sufficient to pay the Fundamental Change purchase price of a Note on the Business Day following the Fundamental Change purchase date for such Note, then, on and after such date, interest on such Note will cease to accrue, whether or not such Note is delivered to the paying agent, and all other rights of the Holder shall terminate (other than the right to receive the Fundamental Change purchase price upon delivery of the Note).

            The definition of Fundamental Change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a Holder of the Notes to require us to purchase its Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

            If a Fundamental Change were to occur, we may not have enough funds to pay the Fundamental Change purchase price. See "Risk Factors" under the caption "Risks Related to the Notes -- We may not have the ability to raise the funds necessary to purchase the Notes upon a Fundamental Change or other purchase date, as required by the senior debt indenture." Our failure to purchase the Notes when required following a Fundamental Change will constitute an event of default under the senior debt indenture with respect to the Notes. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting Holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

            The senior debt indenture requires CMS Energy to comply with the provisions of Regulation 14E and any other tender offer rules

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

under the Exchange Act which may then be applicable in connection with any offer by CMS Energy to purchase Notes at the option of Holders upon a Fundamental Change. The Fundamental Change purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of CMS Energy and, thus, the removal of incumbent management. The Fundamental Change purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Fundamental Change purchase feature is a term contained in many similar debt offerings and the terms of such feature result from negotiations between CMS Energy and the initial purchasers. Management has no present intention to propose any anti-takeover measures although it is possible that CMS Energy could decide to do so in the future.

            The definition of Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the Notes upon a Fundamental Change may not protect Holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

            No Note may be repurchased by CMS Energy as a result of a Fundamental Change if there has occurred and is continuing an Event of Default (other than a default in the payment of the Fundamental Change purchase price with respect to the Notes). In addition, CMS Energy's ability to repurchase Notes may be limited by its financial resources and its inability to raise the required funds because of restrictions on issuance of securities contained in other contractual arrangements.

CERTAIN RESTRICTIVE COVENANTS

            The senior debt indenture contains the covenants described below. Certain capitalized terms used below are defined under the heading "Certain Definitions" below.

      LIMITATION ON RESTRICTED PAYMENTS

            Under the terms of the senior debt indenture, so long as any of the Notes are outstanding and until the Notes are rated BBB -- or above (or an equivalent rating) by S&P and one Other Rating Agency, at which time CMS Energy will be permanently released from the provisions of this "Limitation on Restricted Payments," CMS Energy will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

            - declare or pay any dividend or make any distribution on the Capital Stock of CMS Energy to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase such Non-Convertible Capital Stock and except dividends or distributions payable to CMS Energy or a Subsidiary);

            - purchase, redeem or otherwise acquire or retire for value any Capital Stock of CMS Energy; or

            - purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity or scheduled repayment thereof, any Subordinated Indebtedness (any such dividend, distribution, purchase, redemption, repurchase, defeasing, other acquisition or retirement being hereinafter referred to as a "RESTRICTED PAYMENT"), if at the time CMS Energy or such Subsidiary makes such Restricted Payment: (1) an Event of Default, or an event that with the lapse of time or the giving of notice or both would constitute an Event of Default, shall have occurred and be continuing (or would result therefrom); or (2) the aggregate amount of such Restricted Payment and all other Restricted Payments made since May 6, 1997 would exceed the sum of (a) $100,000,000 plus 100% of Consolidated Net Income from May 6, 1997 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such sum shall be a deficit, minus 100% of the deficit) and (b) the aggregate Net Cash Proceeds received by CMS Energy from the issue or sale of or contribution with respect to its Capital Stock after May 6, 1997.

            The foregoing provisions will not prohibit:

            - dividends or other distributions paid in respect of any class of Capital Stock issued by CMS Energy in connection with the acquisition of any business or assets by CMS Energy or a Restricted Subsidiary where the dividends or other distributions with respect to such Capital Stock are payable solely from the net earnings of such business or assets;

            - any purchase or redemption of Capital Stock of CMS Energy made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of CMS Energy (other than Redeemable Stock or Exchangeable Stock);

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

            - dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; or

            -     payments pursuant to the Tax Sharing Agreement.

      LIMITATION ON CERTAIN LIENS

            Under the terms of the senior debt indenture, so long as any of the Notes are outstanding, CMS Energy shall not create, incur, assume or suffer to exist any Lien, provided, that no event of default shall have occurred and be continuing (or result therefrom) at the time of payment of such dividend upon or with respect to any of its property of any character, including without limitation any shares of Capital Stock of Consumers or Enterprises, without making effective provision whereby the Notes shall be (so long as any such other creditor shall be so secured) equally and ratably secured. The foregoing restrictions shall not apply to (a) Liens securing Indebtedness of CMS Energy, provided that on the date such Liens are created, and after giving effect to such Indebtedness, the aggregate principal amount at maturity of all the secured Indebtedness of CMS Energy at such date shall not exceed 5% of Consolidated Net Tangible Assets or (b) certain liens for taxes, pledges to secure workman's compensation, other statutory obligations and Support Obligations, certain materialman's, mechanic's and similar liens and certain purchase money liens.

      LIMITATION ON ASSET SALES

            Under the terms of the senior debt indenture, so long as any of the Notes are outstanding, CMS Energy may not sell, transfer or otherwise dispose of any property or assets of CMS Energy, including Capital Stock of any Consolidated Subsidiary, in one transaction or a series of transactions in an amount which exceeds $50,000,000 (an "ASSET SALE") unless CMS Energy shall (1) apply an amount equal to such excess Net Cash Proceeds to permanently repay Indebtedness of a Consolidated Subsidiary or Indebtedness of CMS Energy which is pari passu with the Notes, (2) invest an equal amount not so used in clause (1) in property or assets of related business within 24 months after the date of the Asset Sale (the "APPLICATION PERIOD") or (3) apply such excess Net Cash Proceeds not so used in clause (1) or (2) (the "EXCESS PROCEEDS") to make an offer, within 30 days after the end of the Application Period, to purchase from the Holders on a pro rata basis an aggregate principal amount of Notes on the relevant purchase date equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes on the relevant purchase date and unpaid interest, if any, to the purchase date. CMS Energy shall only be required to make an offer to purchase Notes from Holders pursuant to clause (3) if the Excess Proceeds equal or exceed $25,000,000 at any given time.

            The procedures to be followed by CMS Energy in making an offer to purchase Notes from the Holders with Excess Proceeds, and the acceptance of such offer by the Holders, shall be the same as those set forth above in "Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder" with respect to a Fundamental Change.

      LIMITATION ON CONSOLIDATION, MERGER, SALE OR CONVEYANCE

            In addition to the terms of the senior debt indenture relating to consolidations or mergers described below under "Consolidation, Merger or Sale of Assets", so long as any of the Notes are outstanding and until the Notes are rated BBB -- or above (or an equivalent rating) by S&P and one Other Rating Agency, at which time CMS Energy will be permanently released from the provisions of this "Limitation on Consolidation, Merger, Sale or Conveyance" (but not from the provisions described below which permit a consolidation or merger provided that the surviving corporation assumes the obligations of CMS Energy under the Notes and the senior debt indenture and is organized and existing under the laws of the United States, any state thereof or the District of Columbia), CMS Energy shall not consolidate with or merge into any other Person or sell, lease or convey the property of CMS Energy in the entirety or substantially as an entirety, unless (1) immediately after giving effect to such transaction the Consolidated Net Worth of the surviving entity is at least equal to the Consolidated Net Worth of CMS Energy immediately prior to the transaction and (2) after giving effect to such transaction, the surviving entity would be entitled to incur at least one dollar of additional Indebtedness (other than revolving Indebtedness to banks) pursuant to the first paragraph under "Limitation on Consolidated Indebtedness." Notwithstanding the foregoing provisions, such a transaction may constitute a Fundamental Change as described in "Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder" and give rise to the right of a Holder to require CMS Energy to repurchase all or part of such Holder's Note.

      LIMITATION ON CONSOLIDATED INDEBTEDNESS

            Under the terms of the senior debt indenture, so long as any of the Notes are outstanding and until the Notes are rated BBB -- or above (or an equivalent rating) by S&P and one Other Rating Agency, at which time CMS Energy will be permanently released from

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

the provisions of this "Limitation on Consolidated Indebtedness," CMS Energy will not, and will not permit any of its Consolidated Subsidiaries to, issue, create, assume, guarantee, incur or otherwise become liable for (collectively, for this purpose, "ISSUE"), directly or indirectly, any Indebtedness unless the Consolidated Coverage Ratio of CMS Energy and its Consolidated Subsidiaries for the four consecutive fiscal quarters immediately preceding the issuance of such Indebtedness (as shown by a pro forma consolidated income statement of CMS Energy and its Consolidated Subsidiaries for the four most recent fiscal quarters ending at least 30 days prior to the issuance of such Indebtedness after giving effect to (1) the issuance of such Indebtedness and (if applicable) the application of the net proceeds thereof to refinance other Indebtedness as if such Indebtedness was issued at the beginning of the period, (2) the issuance and retirement of any other Indebtedness since the first day of the period as if such Indebtedness was issued or retired at the beginning of the period and (3) the acquisition of any company or business acquired by CMS Energy or any Subsidiary since the first day of the period (including giving effect to the pro forma historical earnings of such company or business), including any acquisition which will be consummated contemporaneously with the issuance of such Indebtedness, as if in each case such acquisition occurred at the beginning of the period) exceeds a ratio of 1.6 to 1.0.

            The foregoing limitation is subject to exceptions for:

            - Indebtedness of CMS Energy to banks not to exceed $1 billion in aggregate outstanding principal amount at any time;

            - Indebtedness outstanding on the date of the Supplemental Indenture and certain refinancings thereof;

            - certain refinancings and Indebtedness of CMS Energy to a Subsidiary or by a Subsidiary to CMS Energy;

            - Indebtedness of a Consolidated Subsidiary issued to acquire, develop, improve, construct or provide working capital for a gas, oil or electric generation, exploration, production, distribution, storage or transmission facility and related assets; provided that such Indebtedness is without recourse to any assets of CMS Energy, Consumers, Enterprises, CMS Generation, CMS Electric and Gas, CMS Gas Transmission, CMS MST or any other Designated Enterprises Subsidiary;

            - Indebtedness of a Person existing at the time at which such Person became a Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary;

            - Indebtedness issued by CMS Energy not to exceed $150 million in aggregate outstanding principal amount at any time; and

            - Indebtedness of a Consolidated Subsidiary in respect of rate reduction bonds issued to recover electric restructuring transition costs of Consumers; provided that such Indebtedness is without recourse to the assets of Consumers.

CERTAIN DEFINITIONS

            Set forth below is a summary of certain defined terms used in the senior debt indenture. Reference is made to the senior debt indenture for a full definition of all terms as well as any other capitalized terms used herein and not otherwise defined.

            "BUSINESS DAY" means a day on which banking institutions in New York, New York or Detroit, Michigan are not authorized or required by law or regulation to close.

            "CAPITAL LEASE OBLIGATION" of a Person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a Lien on any property or assets to which such lease relates.

            "CAPITAL STOCK" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including any Preferred Stock or letter stock; provided that Hybrid Preferred Securities are not considered Capital Stock for purposes of this definition.

            "CMS ELECTRIC AND GAS" means CMS Electric and Gas Company, a Michigan corporation and wholly-owned subsidiary of Enterprises.

            "CONSOLIDATED ASSETS" means, at any date of determination, the aggregate assets of CMS Energy and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

            "CONSOLIDATED COVERAGE RATIO" with respect to any period means the ratio of (1) the aggregate amount of Operating Cash Flow for such period to (2) the aggregate amount of Consolidated Interest Expense for such period.

            "CONSOLIDATED CURRENT LIABILITIES" means, for any period, the aggregate amount of liabilities of CMS Energy and its Consolidated Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after (1) eliminating all inter-company items between CMS Energy and any Consolidated Subsidiary and (2) deducting all current maturities of long-term Indebtedness, all as determined in accordance with generally accepted accounting principles.

            "CONSOLIDATED INDEBTEDNESS" means, at any date of determination, the aggregate Indebtedness of CMS Energy and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided that Consolidated Indebtedness shall not include any subordinated debt owned by any Hybrid Preferred Securities Subsidiary.

            "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense in respect of Consolidated Indebtedness of CMS Energy and its Consolidated Subsidiaries, including, without duplication:

            -     interest expense attributable to capital leases;

            -     amortization of debt discount;


            -     capitalized interest;

            -     cash and noncash interest payments;

            - commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

            - net costs under interest rate protection agreements (including amortization of discount); and

            - interest expense in respect of obligations of other Persons deemed to be Indebtedness of CMS Energy or any Consolidated Subsidiaries under the fifth or sixth bullet points of the definition of Indebtedness;

provided, however, that Consolidated Interest Expense shall exclude (a) any costs otherwise included in interest expense recognized on early retirement of debt and (b) any interest expense in respect of any Indebtedness of any Subsidiary of Consumers, CMS Generation, CMS Electric and Gas, CMS Gas Transmission, CMS MST or any other Designated Enterprises Subsidiary, provided that such Indebtedness is without recourse to any assets of CMS Energy, Consumers, Enterprises, CMS Generation, CMS Electric and Gas, CMS Gas Transmission, CMS MST or any other Designated Enterprises Subsidiary.

            "CONSOLIDATED NET INCOME" means, for any period, the net income of CMS Energy and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that there shall not be included in such Consolidated Net Income:

            - any net income of any Person if such Person is not a Subsidiary, except that (A) CMS Energy's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to CMS Energy or a Consolidated Subsidiary as a dividend or other distribution and (B) CMS Energy's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

            - any net income of any Person acquired by CMS Energy or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

            - any gain or loss realized upon the sale or other disposition of any property, plant or equipment of CMS Energy or its Consolidated Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; and

            - any net income of any Subsidiary of Consumers, CMS Generation, CMS Electric and Gas, CMS Gas Transmission, CMS MST or any other Designated Enterprises Subsidiary whose interest expense is excluded from Consolidated Interest Expense,

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


                  provided, however, that for purposes of this bullet point, any cash, dividends or distributions of any such Subsidiary to CMS Energy shall be included in calculating Consolidated Net Income.

            "CONSOLIDATED NET TANGIBLE ASSETS" means, for any period, the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) as set forth on the most recently available quarterly or annual consolidated balance sheet of CMS Energy and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of:

            -     Consolidated Current Liabilities;

            - minority interests in Consolidated Subsidiaries held by Persons other than CMS Energy or a Restricted Subsidiary;

            - excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors as evidenced by Board resolutions;

            - any revaluation or other write-up in value of assets subsequent to December 31, 1996, as a result of a change in the method of valuation in accordance with generally accepted accounting principles;

            - unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses organization or developmental expenses and other intangible items;

            -     treasury stock; and

            - any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

            "CONSOLIDATED NET WORTH" of any Person means the total of the amounts shown on the consolidated balance sheet of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of any date selected by such Person not more than 90 days prior to the taking of any action for the purpose of which the determination is being made (and adjusted for any material events since such date), as (1) the par or stated value of all outstanding Capital Stock plus (2) paid-in capital or capital surplus relating to such Capital Stock plus (3) any retained earnings or earned surplus less (A) any accumulated deficit, (B) any amounts attributable to Redeemable Stock and (C) any amounts attributable to Exchangeable Stock.

            "CONSOLIDATED SUBSIDIARY" means any Subsidiary whose accounts are or are required to be consolidated with the accounts of CMS Energy in accordance with generally accepted accounting principles.

            "DESIGNATED ENTERPRISES SUBSIDIARY" means any wholly-owned subsidiary of Enterprises formed after the date of the Supplemental Indenture which is designated a Designated Enterprises Subsidiary by the Board of Directors.

            "EXCHANGEABLE STOCK" means any Capital Stock of a corporation that is exchangeable or convertible into another security (other than Capital Stock of such corporation that is neither Exchangeable Stock nor Redeemable Stock).

            "HOLDER" means the Person in whose name a Note is registered in the security register kept by CMS Energy for that purpose.

            "HYBRID PREFERRED SECURITIES" means any preferred securities issued by a Hybrid Preferred Securities Subsidiary, where such preferred securities have the following characteristics:

            - such Hybrid Preferred Securities Subsidiary lends substantially all of the proceeds from the issuance of such preferred securities to CMS Energy or Consumers in exchange for subordinated debt issued by CMS Energy or Consumers, respectively;

            - such preferred securities contain terms providing for the deferral of distributions corresponding to provisions providing for the deferral of interest payments on such subordinated debt; and

            - CMS Energy or Consumers (as the case may be) makes periodic interest payments on such subordinated debt, which interest payments are in turn used by the Hybrid Preferred Securities Subsidiary to make corresponding payments to the holders of the Hybrid Preferred Securities.

            "HYBRID PREFERRED SECURITIES SUBSIDIARY" means any business trust (or similar entity):

            - all of the common equity interest of which is owned (either directly or indirectly through one or more wholly-owned Subsidiaries of CMS Energy or Consumers) at all times by CMS Energy or Consumers;

            - that has been formed for the purpose of issuing Hybrid Preferred Securities; and

            - substantially all of the assets of which consist at all times solely of subordinated debt issued by CMS Energy or Consumers (as the case may be) and payments made from time to time on such subordinated debt.

            "INDEBTEDNESS" of any Person means, without duplication:

            - the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

            -     all Capital Lease Obligations of such Person;

            - all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

            - all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in the bullet points above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

            - all obligations of the type referred to in the bullet points above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; and

            - all obligations of the type referred to in the bullet points above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

            "LIEN" means any lien, mortgage, pledge, security interest, conditional sale, title retention agreement or other charge or encumbrance of any kind.

            "NET CASH PROCEEDS" means (a) with respect to any Asset Sale, the aggregate proceeds of such Asset Sale including the fair market value (as determined by the Board of Directors and net of any associated debt and of any consideration other than Capital Stock received in return) of property other than cash, received by CMS Energy, net of (1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of CMS Energy and its Restricted Subsidiaries, taken as a whole, (3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (4) appropriate amounts to be provided by CMS Energy or any Restricted Subsidiary of CMS Energy as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with generally accepted accounting principles and (b) with respect to any issuance or sale or contribution in respect of Capital Stock, the aggregate proceeds of such issuance, sale or contribution, including the fair market value (as determined by the Board of Directors and net of any associated debt and of any consideration other than Capital Stock received in return) of property other than cash, received by CMS Energy, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof, provided, however, that if such fair market value as determined by the Board of Directors of property other than cash is greater than $25 million, the value thereof shall be based upon an

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

opinion from an independent nationally recognized firm experienced in the appraisal or similar review of similar types of transactions.

            "NON-CONVERTIBLE CAPITAL STOCK" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible Capital Stock other than Preferred Stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

            "OPERATING CASH FLOW" means, for any period, with respect to CMS Energy and its Consolidated Subsidiaries, the aggregate amount of Consolidated Net Income after adding thereto Consolidated Interest Expense (adjusted to include costs recognized on early retirement of debt), income taxes, depreciation expense, amortization expense and any noncash amortization of debt issuance costs, any nonrecurring, noncash charges to earnings and any negative accretion recognition.

            "OTHER RATING AGENCY" shall mean any one of Fitch, Inc. or Moody's Investors Service, Inc., and any successor to any of these organizations that is a nationally recognized statistical rating organization.

            "PAYING AGENT" means any person authorized by CMS Energy to pay the principal of (and premium, if any) or interest on any of the Notes on behalf of CMS Energy. Initially, the paying agent is the Trustee under the senior debt indenture.

            "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of any government.

            "PREFERRED STOCK" as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation; provided that Hybrid Preferred Securities are not considered Preferred Stock for purposes of this definition.

            "REDEEMABLE STOCK" means any Capital Stock that by its terms or otherwise is required to be redeemed prior to the first anniversary of the stated maturity of the outstanding Notes or is redeemable at the option of the Holders thereof at any time prior to the first anniversary of the stated maturity of the outstanding Notes.

            "RESTRICTED SUBSIDIARY" means any Subsidiary (other than Consumers and its subsidiaries) of CMS Energy which, as of the date of CMS Energy's most recent quarterly consolidated balance sheet, constituted at least 10% of the total Consolidated Assets of CMS Energy and its Consolidated Subsidiaries and any other Subsidiary which from time to time is designated a Restricted Subsidiary by the Board of Directors, provided that no Subsidiary may be designated a Restricted Subsidiary if, immediately after giving effect thereto, an Event of Default or event that, with the lapse of time or giving of notice or both, would constitute an Event of Default would exist or CMS Energy and its Restricted Subsidiaries could not incur at least one dollar of additional Indebtedness pursuant to the first paragraph under "Description of the Notes -- Limitation on Consolidated Indebtedness," and (1) any such Subsidiary so designated as a Restricted Subsidiary must be organized under the laws of the United States or any State thereof, (2) more than 80% of the Voting Stock of such Subsidiary must be owned of record and beneficially by CMS Energy or a Restricted Subsidiary and (3) such Restricted Subsidiary must be a Consolidated Subsidiary.

            "S&P" shall mean Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto which is a nationally recognized statistical rating organization, or if such entity shall cease to rate the Notes or shall cease to exist and there shall be no such successor thereto, any other nationally recognized statistical rating organization selected by CMS Energy which is acceptable to the Trustee.

            "SUBORDINATED INDEBTEDNESS" means any Indebtedness of CMS Energy (whether outstanding on the date of the Supplemental Indenture or thereafter incurred), which is contractually subordinated or junior in right of payment to the Notes.

            "SUBSIDIARY" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by CMS Energy or by one or more other Subsidiaries, or by CMS Energy and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

            "SUPPORT OBLIGATIONS" means, for any person, without duplication, any financial obligation, contingent or otherwise, of such person guaranteeing or otherwise supporting any debt or other obligation of any other person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such person, direct or indirect:

            - to purchase or pay (or advance or supply funds for the purchase or payment of) such debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such debt;

            - to purchase property, securities or services for the purpose of assuring the owner of such debt of the payment of such debt;

            - to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such debt;

            - to provide equity capital under or in respect of equity subscription arrangements (to the extent that such obligation to provide equity capital does not otherwise constitute debt); or

            - to perform, or arrange for the performance of, any non-monetary obligations or non-funded debt payment obligations of the primary obligor.

            "TAX SHARING AGREEMENT" means the Amended and Restated Agreement for the Allocation of Income Tax Liabilities and Benefits, dated January 1, 1994, as amended or supplemented from time to time, by and among CMS Energy, each of the members of the Consolidated Group (as defined therein), and each of the corporations that become members of the Consolidated Group.

            "VOTING STOCK" means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing similar functions).

EVENTS OF DEFAULT

            The occurrence of any of the following events with respect to the Notes will constitute an "EVENT OF DEFAULT" with respect to the Notes:

            - default for 30 days in the payment of any interest on any of the Notes;

            - default in the payment when due of any of the principal of or the premium, if any, on any of the Notes, whether at maturity, upon redemption, acceleration, purchase by CMS Energy at the option of the Holders or otherwise;

            - default for 60 days by CMS Energy in the observance or performance of any other covenant or agreement contained in the senior debt indenture relating to the Notes after written notice thereof as provided in the senior debt indenture;

            - certain events of bankruptcy, insolvency or reorganization relating to CMS Energy or Consumers;

            - entry of final judgments against CMS Energy or Consumers aggregating in excess of $25,000,000 which remain undischarged or unbonded for 60 days;

            - a default resulting in the acceleration of indebtedness of CMS Energy or Consumers in excess of $25,000,000, which acceleration has not been rescinded or annulled within ten days after written notice of such default as provided in the senior debt indenture;

            - a default in our obligation to satisfy our conversion obligation upon exercise of a Holder's conversion right;

            - a default in our obligation to redeem Notes after we exercised our redemption option; or

            - a default in our obligation to purchase Notes upon the occurrence of a Fundamental Change or exercise by a Holder of its option to require us to purchase such Holder's Notes.

            If an Event of Default on the Notes shall have occurred and be continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of all the Notes and the premium thereon and interest, if any, accrued thereon to be due and payable immediately.

            The senior debt indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the senior debt indenture at the request, order or direction of the Holders of the Notes, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnity and certain other limitations contained in the senior debt indenture, the Holders of a majority in aggregate principal amount of the senior debentures of each affected series then outstanding (voting as one class) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the Trustee, with respect to the senior debentures of such affected series.

            The senior debt indenture provides that no Holders of Notes may institute any action against CMS Energy under the senior debt indenture (except actions for payment of overdue principal, premium or interest) unless such Holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the Holders of not less than 25% in aggregate principal amount of senior debentures of the affected series then outstanding (voting as one class) shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such request by the Holders of a majority in aggregate principal amount of the senior debentures of the affected series then outstanding (voting as one class).

            The senior debt indenture requires CMS Energy to furnish to the Trustee annually a statement as to CMS Energy's compliance with all conditions and covenants under the senior debt indenture. The senior debt indenture provides that the Trustee may withhold notice to the Holders of the Notes of any default affecting such Notes (except defaults as to payment of principal, premium or interest on the Notes) if it considers such withholding to be in the interests of the Holders of the Notes.

CONSOLIDATION, MERGER OR SALE OF ASSETS

            The senior debt indenture provides that CMS Energy may consolidate with or merge into, or sell, lease or convey its property as an entirety or substantially as an entirety to, any other corporation if the new corporation assumes the obligations of CMS Energy under the Notes and the Supplemental Indenture and is organized and existing under the laws of the United States, any U.S. State or the District of Columbia. Notwithstanding the foregoing provisions, such a transaction may constitute a Fundamental Change as described in "Fundamental Change Requires Purchase of Notes by Us at the Option of the Holder".

MODIFICATION AND WAIVER

            CMS Energy and the relevant trustee may enter into supplemental indentures without the consent of the Holders of the Notes to establish the form and terms of any series of securities under the senior debt indenture.

            CMS Energy and the relevant trustee, with the consent of the Holders of at least a majority in total principal amount of senior debentures of all series then outstanding and affected (voting as one class), to change in any manner the provisions of the senior debt indenture or modify in any manner the rights of the holders of the senior debentures of each such affected series. CMS Energy and the relevant trustee may not, without the consent of the holders of each senior debenture affected, enter into any supplemental indenture to:

            -     change the time of payment of the principal;

            -     reduce the principal amount of such senior debenture;

            - reduce the rate or change the time of payment of interest on such senior debenture;

            - reduce the amount payable on any securities issued originally at a discount upon acceleration or provable in bankruptcy;

            - impair the right to institute suit for the enforcement of any payment on any senior debenture when due;

            - reduce the redemption price, purchase price or Fundamental Change purchase price for the Notes or change the terms applicable to redemption or purchase in a manner adverse to the Holder;

            - make any change that adversely affects the right to convert or exchange any debt security, including the Notes, or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security;

            - waive any default in any payment of redemption price, purchase price or Fundamental Change purchase price with respect to the Notes; or

            -     waive any default that constitutes a failure to convert any
                  Note in accordance with its terms and the terms of the senior debt indenture.

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

            In addition, no such modification may reduce the percentage in principal amount of the senior debenture of the affected series, the consent of whose holders is required for any such modification or for any waiver provided for in the senior debt indenture.

            Prior to the acceleration of the maturity of any senior debenture, the holders, voting as one class, of a majority in total principal amount of the senior debentures with respect to which a default or event of default shall have occurred and be continuing may on behalf of the holders of all such affected senior debentures waive any past default or event of default and its consequences, except a default or an event of default in respect of a covenant or provision of the senior debt indenture or of any senior debenture which cannot be modified or amended without the consent of the holders of each senior debenture affected.

DEFEASANCE, COVENANT DEFEASANCE AND DISCHARGE

            The senior debt indenture provides that, at the option of CMS
Energy:

            - CMS Energy will be discharged from all obligations in respect of the Notes (except for certain obligations to convert, register the transfer of or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to maintain the trust described below); or

            - CMS Energy need not comply with certain restrictive covenants of the senior debt indenture (including those described under "Consolidation, Merger or Sale of Assets"),

if CMS Energy in each case irrevocably deposits in trust with the relevant trustee money and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal and interest on the Notes on the stated maturities of such Notes in accordance with the terms thereof.

            To exercise this option, CMS Energy is required to deliver to the relevant trustee an opinion of independent counsel to the effect that:

            - the exercise of such option would not cause the Holders of the Notes to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such Holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; and

            - in the case of a discharge as described above, such opinion is to be accompanied by a private letter ruling to the same effect received from the Internal Revenue Service, a revenue ruling to such effect pertaining to a comparable form of transaction published by the Internal Revenue Service or appropriate evidence that since the date of the senior debt indenture there has been a change in the applicable federal income tax law.

            In the event:

            - CMS Energy exercises its option to effect a covenant defeasance with respect to the Notes as described above;

            - the Notes are thereafter declared due and payable because of the occurrence of any event of default other than an event of default caused by failing to comply with the covenants which are defeased; or

            - the amount of money and securities on deposit with the relevant trustee would be insufficient to pay amounts due on the Notes at the time of the acceleration resulting from such event of default,

CMS Energy would remain liable for such amounts.

            Our obligations with respect to the convertibility of the Notes into our common stock will survive any such action by us.

THE TRUSTEE

            J.P. Morgan Trust Company, N.A. (the "TRUSTEE") is the Trustee, paying agent and conversion agent under the senior debt indenture for the Notes. CMS Energy and its affiliates maintain lending depositary and other normal banking relationship with J.P. Morgan Trust Company, N.A. J.P. Morgan Trust Company, N.A. is also a lender to CMS Energy and its affiliates.

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CALCULATIONS IN RESPECT OF NOTES

            We are responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the market prices of our common stock, accrued interest payable on the Notes and the conversion price of the Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on Holders of Notes. We will provide a schedule of our calculations to each of the Trustee and the conversion agent, and each of the Trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The Trustee will forward our calculations to any Holder of Notes upon the request of that Holder.

GOVERNING LAW

            The senior debt indenture, the Supplemental Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of Michigan unless the laws of another jurisdiction shall mandatorily apply.

BOOK-ENTRY SYSTEM

            The Notes are represented by one or more global securities. Each global security is deposited with, or on behalf of, DTC and is registered in the name of a nominee of DTC. Except under circumstances described below, the Notes will not be issued in definitive form.

            The following is based upon information furnished by DTC:

            DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("PARTICIPANTS") deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants ("DIRECT PARTICIPANTS") include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

            Investors who purchase Notes in offshore transactions in reliance on Regulation S under the Securities Act may hold their interest in a global security directly through Euroclear Bank S.A./N.V., as operator of the Euroclear System ("EUROCLEAR"), and Clearstream Banking, societe anonyme ("CLEARSTREAM"), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in the global securities on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global securities in customers' securities accounts in the depositaries' names on the books of DTC.

            Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the initial purchaser with the respective principal amounts of the Notes represented by the global security. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons other than participants). The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

            So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by that global security for all purposes under the senior debt indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have Notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or Holders thereof under the senior debt indenture. Principal and interest payments, if any, on Notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. Neither we, the Trustee, any paying agent or the security registrar for the Notes will have any responsibility or liability for any aspect of the records relating to nor payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

            We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through these participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants.

            Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

            Unless and until they are exchanged in whole or in part for Notes in definitive form, the global securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

            Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

            Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global securities from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transactions interests in the global securities settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received by Euroclear or Clearstream as a result of sales of interests in the global securities by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

            If DTC at any time is unwilling or unable to continue as a depositary, defaults in the performance of its duties as depositary or ceases to be a clearing agency registered under the Exchange Act or other applicable statute or regulation, and a successor depositary is not appointed by us within 90 days, we will issue Notes in definitive form in exchange for the global securities relating to the Notes. In addition, we may at any time and in our sole discretion determine not to have the Notes or portions of the Notes represented by one or more global securities and, in that event, will issue individual Notes in exchange for the global security or securities representing the Notes. Further, if we so specify with respect to any Notes, an owner of a beneficial interest in a global security representing the Notes may, on terms acceptable to us and the depositary for the global security, receive individual Notes in exchange for the beneficial interest. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of Notes represented by the global security equal in principal amount to the beneficial interest, and to have the Notes registered in its name. Notes so issued in definitive form will be issued as registered Notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

LISTING

            The Notes are eligible to be traded on the Portal Market of the National Association of Securities Dealers, Inc.

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


                        DESCRIPTION OF OUR CAPITAL STOCK

            The following summary of certain rights of the holders of CMS Energy capital stock does not purport to be complete and is qualified in its entirety by express reference to the Restated Articles of Incorporation of CMS Energy (the "ARTICLES OF INCORPORATION") and the By-Laws of CMS Energy, which are incorporated into this prospectus by reference. See "Where You Can Find More Information." A copy of the By-Laws has been previously filed with the SEC. The Articles of Incorporation are available on our website at http://www.cmsenergy.com.

            The authorized capital stock of CMS Energy consists of:

            - 350 million shares of CMS Energy Common Stock, par value $0.01 per share ("COMMON STOCK"); and

            - 10 million shares of CMS Energy Preferred Stock, par value $0.01 per share ("PREFERRED STOCK").

            As of September 22, 2004, we had 5,000,000 shares of 4.50% Cumulative Convertible Preferred Stock and 161,857,306 shares of common stock issued and outstanding.

COMMON STOCK

      DIVIDEND RIGHTS AND POLICY; RESTRICTIONS ON DIVIDENDS

            Dividends on the common stock are paid at the discretion of the Board of Directors based primarily upon the earnings and financial condition of CMS Energy. Dividends are payable out of the assets of CMS Energy legally available therefore.

            In January 2003, the Board of Directors suspended the payment of common stock dividends.

            CMS Energy is a holding company and its assets consist primarily of investments in its subsidiaries. As a holding company with no significant operations of its own, the principal sources of its funds are dependent primarily upon the earnings of its subsidiaries (in particular, Consumers), borrowings and sales of equity. CMS Energy's ability to pay dividends on common stock, is dependent primarily upon the earnings and cash flows of its subsidiaries and the distribution or other payment of such earnings to CMS Energy in the form of dividends, loans or advances and repayment of loans and advances from CMS Energy. Accordingly, the ability of CMS Energy to pay dividends on its capital stock will depend on the earnings, financial requirements, contractual restrictions of the subsidiaries of CMS Energy (in particular, Consumers) and other factors. CMS Energy's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts on the capital stock of CMS Energy or to make any funds available therefor, whether by dividends, loans or other payments.

            Dividends on capital stock of CMS Energy are limited by Michigan law to legally available assets of CMS Energy. Distributions on common stock may be subject to the rights of the holders, if any, of the Preferred Stock, including the currently issued and outstanding 4.50% Cumulative Convertible Preferred Stock. As long as the 4.50% Cumulative Convertible Preferred Stock is outstanding, CMS Energy may not pay dividends on its common stock unless certain conditions are met including, but not limited to, that dividends on the 4.50% Cumulative Convertible Preferred Stock have been paid. See "Preferred Stock -- Dividends".

            CMS Energy is subject to the following contractual restrictions on its ability to pay dividends:

CMS ENERGY'S SENIOR SECURED CREDIT FACILITY

            Under the terms of our Fifth Amended and Restated Senior Credit Agreement we have agreed that we will not, and will not permit certain of our subsidiaries, directly or indirectly, to:

            - declare or pay any dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of CMS Energy Common Stock or the capital stock or other ownership interests of certain subsidiaries (other than stock splits and dividends payable solely in our non-convertible equity securities (other than Redeemable Stock or Exchangeable Stock (as such terms are defined in the senior debt indenture on August 3, 2004)) and dividends and distributions made to us or certain of our subsidiaries); or

            - purchase, redeem, retire or otherwise acquire for value any such capital stock or other ownership interests;

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

unless other than (i) pursuant to the terms of any class of our capital stock issued and outstanding (and as in effect on August 3, 2004), any purchase or redemption of our capital stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, our capital stock (other than Redeemable Stock or Exchangeable Stock (as such terms are defined in the senior debt indenture on August 3, 2004)) and (ii) payments made by us or certain subsidiaries pursuant to our tax sharing agreement and (iii) after January 1, 2005 payments not to exceed certain amounts for any twelve-month period so long as a certain amount of liquidity is held by CMS Energy.

SENIOR DEBT INDENTURE

            Under the terms of the senior debt indenture we have the following issued and outstanding securities: 7 5/8% Senior Unsecured Notes Due 2004, X-TRAS(SM) Pass-Through Trust I Certificates Due 2005, 9.875% Senior Notes Due 2007, 7.5% Senior Notes Due 2009, 8.9% Senior Notes Due 2008, 8.5% Senior Notes Due 2011, 3.375% Convertible Senior Notes Due 2023 and 7.75% Senior Notes Due 2010. So long as any of such notes issued thereunder are outstanding and until those notes are rated BBB - or above (or an equivalent rating) by S&P and one other rating agency, at which time we will be permanently released from the provisions of this limitation, we have agreed that we will not, and will not permit any of our restricted subsidiaries, directly or indirectly, to:

            - declare or pay any dividend or make any distribution on our capital stock to the direct or indirect holders of our capital stock (except dividends or distributions payable solely in our non-convertible capital stock (as defined in the senior debt indenture) or in options, warrants or other rights to purchase such non-convertible capital stock and except dividends or other distributions payable to us or one of our subsidiaries);

            - purchase, redeem or otherwise acquire or retire for value any of our capital stock; or

            - purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to the schedule maturity or scheduled repayment thereof, any of our subordinated indebtedness (each, for purposes of the senior debt indenture, a "RESTRICTED PAYMENT"), if at the time of any restricted payment described above (1) an event of default under the senior debt indenture (or event that with the lapse of time or giving of notice would constitute an event of default) has occurred and is continuing, or would occur as a result of the restricted payment, or (2) after giving effect to any restricted payment described above, the aggregate amount of all restricted payments made since May 6, 1997 would exceed the sum of:

            -     $100 million;

            - 100% of our consolidated net income from May 6, 1997 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the restricted payment (or, in the case of a deficit, minus 100% of the deficit); and

            - the aggregate net proceeds we have received for any issuance or sale of, or contribution with respect to, our capital stock subsequent to May 6, 1997.

            At June 30, 2004, we could pay cash dividends of $113.8 million pursuant to this restriction.

GENERAL TERM NOTE INDENTURE

            Similarly, the indenture, dated as of January 15, 1994, as amended and supplemented, between us and JPMorgan Chase Bank, as trustee, pursuant to which we have issued our General Term Notes, Series D, Series E and Series F, provides that so long as any general term notes issued thereunder are outstanding and until the notes are rated BBB - or above (or an equivalent rating) by S&P and one other rating agency, at which time we will be permanently released from the provisions of this limitation, we have agreed that we will not, and will not permit any of our restricted subsidiaries, directly or indirectly, to:

            - declare or pay any dividend or make any distribution on our capital stock to the direct or indirect holders of our capital stock (except dividends or distributions payable solely in our non-convertible capital stock (as defined in such indenture) or in options, warrants or other rights to purchase such non-convertible capital stock and except dividends or other distributions payable to us or one of our subsidiaries); or

            - purchase, redeem or otherwise acquire or retire for value any of our capital stock (each, a "RESTRICTED PAYMENT");

if at the time of any restricted payment described above (1) an event of default under such indenture (or event that with the lapse of time or giving of notice would constitute an event of default) has occurred and is continuing, or would occur as a result of the restricted payment, or (2) after giving effect to any restricted payment described above, the aggregate amount of all restricted payments made since September 30, 1993 would exceed the sum of:

            -     $120 million;

            - 100% of our consolidated net income from September 30, 1993 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the restricted payment (or, in the case of a deficit, minus 100% of the deficit); and

            - the aggregate net proceeds we have received for any issuance or sale of, or contribution with respect to, our capital stock subsequent to September 30, 1993.

            At June 30, 2004, we could pay cash dividends of $1.079 billion pursuant to this restriction.

            The provisions described above do not prohibit (1) dividends or other distributions in respect of capital stock issued in connection with the acquisition of any business or assets by us where the payment of such dividends or distributions are payable solely from the net earnings of such business or assets, (2) any purchase or redemption of capital stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, our capital stock (other than certain redeemable stock or exchangeable stock), (3) dividends paid within 60 days after the date of declaration thereof if at the date of declaration such dividends would have complied with the limitations described above or (4) payments pursuant to the tax sharing agreement among us and our subsidiaries.

TRUST PREFERRED SECURITIES

            In June 1997, a CMS Energy affiliated trust issued $172.5 million of 7 3/4% Convertible Quarterly Income Preferred Securities. The preferred securities are convertible at the option of the holder into shares of common stock at an initial conversion rate of 1.2255 shares of common stock for each preferred security (equivalent to a purchase price of $40.80 per share of common stock), subject to certain adjustments. We may, at our option, cause the conversion rights of the holders of the preferred securities to expire upon certain conditions.

            Under the terms of the indenture, dated June 1, 1997, between us and The Bank of New York, as trustee, as amended and supplemented, and the guarantee agreement dated June 20, 1997 between us and The Bank of New York relating to the preferred securities of CMS Energy Trust I pursuant to which the preferred securities and the related 7 3/4% Convertible Subordinated Debentures due 2027 were issued, we have agreed that we will not, and will not cause any of our subsidiaries to, declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, if at such time:

            - an event has occurred, of which we have actual knowledge, that with the giving of notice or the lapse of time, or both, would constitute an event of default and in respect of which we have not taken reasonable steps to cure;

            - we are in default with respect to the payment of any obligations under the relevant guarantee agreement; or

            - we have given notice of our selection of an extension period as provided in such indenture with respect to the subordinated debentures and have not rescinded such notice, or such extension period (or any extension thereof) is continuing.

      DIVIDEND RESTRICTIONS UNDER MICHIGAN LAW

            Michigan law prohibits payment of a dividend or a repurchase of capital stock if, after giving it effect, a corporation would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the Articles of Incorporation provide otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution (including the rights of holders of preferred stock, if any).

            Under the provisions of the Michigan Business Corporation Act, at June 30, 2004, our net assets available for the payment of dividends were $1.702 billion.

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      VOTING RIGHTS

            Each holder of common stock is entitled to one vote for each share of common stock held by such holder on each matter voted upon by the shareholders. Such right to vote is not cumulative. A majority of the votes cast by the holders of shares entitled to vote thereon is sufficient for the adoption of any question presented, except that certain provisions of the Articles of Incorporation relating to special shareholder meetings, the removal, indemnification and liability of the Board of Directors and the requirements for amending these provisions may not be amended, altered, changed or repealed unless such amendment, alteration, change or repeal is approved by the affirmative vote of at least 75% of the outstanding shares entitled to vote thereon.

            Under Michigan law, the approval of the holders of a majority of the outstanding shares of common stock would be necessary for authorizing, effecting or validating the merger or consolidation of CMS Energy into or with any other corporation if such merger or consolidation would adversely affect the powers or special rights of such common stock, and to authorize any amendment to the Articles of Incorporation that would increase or decrease the aggregate number of authorized shares of common stock or alter or change the powers, preferences or special rights of the shares of common stock so as to affect them adversely. The Articles of Incorporation also provide that unless the vote or consent of a greater number of shares shall then be required by law, the vote or consent of the holders of a majority of the shares of common stock then outstanding will be necessary for authorizing, effecting or validating the merger or consolidation of CMS Energy into or with any other entity if such merger or consolidation would adversely affect the powers or special rights of the common stock, either directly by amendment to the Articles of Incorporation or indirectly by requiring the holders of the common stock to accept or retain, in such merger or consolidation, anything other than (i) shares of such class or (ii) shares of the surviving or resulting corporation, having, in either case, powers and special rights identical to those of such commons stock prior to such merger or consolidation. The effect of these provisions may be to permit the holders of a majority of the outstanding shares of common stock to block any such merger or amendment that would adversely affect the powers or special rights of holders of such shares of common stock.

      PREEMPTIVE RIGHTS

            The Articles of Incorporation provide that holders of common stock will have no preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or Preferred Stock, bonds, debentures, or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued.

      LIQUIDATION RIGHTS

            In the event of the dissolution, liquidation or winding up of CMS Energy, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of CMS Energy and after there shall have been paid or set apart for the holders of Preferred Stock the full preferential amounts (including any accumulated and unpaid dividends) to which they are entitled, the holders of common stock will be entitled to receive, on a per share basis, the assets of CMS Energy remaining for distribution to the holders of common stock. Neither the merger or consolidation of CMS Energy into or with any other corporation, nor the merger or consolidation of any other corporation into or with CMS Energy nor any sale, transfer or lease of all or any part of the assets of CMS Energy, shall be deemed to be a dissolution, liquidation or winding up for the purposes of this provision.

            Because CMS Energy has subsidiaries which have debt obligations and other liabilities of their own, CMS Energy's rights and the rights of its creditors and its stockholders to participate in the distribution of assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to prior claims of the subsidiary's creditors, except to the extent that CMS Energy may itself be a creditor with recognized claims against the subsidiary.

      SUBDIVISION OR COMBINATION

            If CMS Energy subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise), the voting and liquidation rights of shares of common stock will be appropriately adjusted so as to avoid any dilution in aggregate voting or liquidation rights.

      EXCHANGES

            The Articles of Incorporation do not provide for either the mandatory or optional exchange or redemption of common stock.

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

      TRANSFER AGENT AND REGISTRAR

            Common stock is transferable at Consumers Energy Company, One Energy Plaza, Jackson, Michigan 49201. CMS Energy is the registrar and transfer agent for common stock.

      PREFERRED STOCK

            The authorized Preferred Stock may be issued without the approval of the holders of common stock in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights, voting rights, if any, and qualifications, limitations or restrictions thereof, as shall be stated in a resolution providing for the issue of any such series adopted by CMS Energy's Board of Directors. The Articles of Incorporation provide that holders of Preferred Stock will not have any preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or any Preferred Stock, bonds, debentures or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock. The future issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of CMS Energy.

      4.50% CUMULATIVE CONVERTIBLE PREFERRED STOCK

            The Articles of Incorporation establish one series of preferred stock designated as "4.50% Cumulative Convertible Preferred Stock" consisting of 5,000,000 shares with a liquidation preference of $50.00 per share (the "CUMULATIVE CONVERTIBLE PREFERRED STOCK"). The Cumulative Convertible Preferred Stock ranks prior to any series of our common stock as to the payment of dividends and distribution of assets upon dissolution, liquidation or winding up of CMS Energy, and is convertible into shares of common stock. The holders of the Cumulative Convertible Preferred Stock have no preemptive rights.

      DIVIDENDS

            Holders of shares of Cumulative Convertible Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of funds legally available for payment, cumulative cash dividends at the rate per annum of 4.50% per share on the liquidation preference thereof of $50.00 per share (equivalent to $2.25 per annum per share). Dividends on the Cumulative Convertible Preferred Stock will be payable quarterly on March 1, June 1, September 1 and December 1 of each year at such annual rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the issue date of the Cumulative Convertible Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Accumulated unpaid dividends accrue and cumulate dividends at the annual rate of 4.50%.

            As long as any Cumulative Convertible Preferred Stock is outstanding, we may not pay dividends or distributions on, or purchase, redeem or otherwise acquire, subject to certain exceptions, shares of our common stock unless all accumulated and unpaid dividends on the Cumulative Convertible Preferred Stock have been paid or set aside for payment.

      LIQUIDATION PREFERENCE

            In the event of our voluntary or involuntary liquidation, winding-up or dissolution, holders of Cumulative Convertible Preferred Stock will be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of junior stock (including common stock), a liquidation preference in the amount of $50.00 per share of Cumulative Convertible Preferred Stock, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of the Cumulative Convertible Preferred Stock and all parity stock are not paid in full, the holders of the Cumulative Convertible Preferred Stock and the parity stock will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled.

      VOTING RIGHTS

            Except as required by Michigan law and our Articles of Incorporation, the holders of Cumulative Convertible Preferred Stock have no voting rights unless dividends payable on the Cumulative Convertible Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive). In that event, the holders of the Cumulative Convertible Preferred Stock, voting as a single class with the shares of any other preferred stock or preference securities having similar voting rights that are exercisable, will be entitled at the next regular or special meeting of our stockholders to elect two additional directors (or one director if fewer than six directors

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

comprise our board prior to appointment) and the number of directors that comprise our board will be increased by the number of directors so elected. These voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Cumulative Convertible Preferred Stock has been paid in full.

            REDEMPTION

            We cannot redeem shares of the Cumulative Convertible Preferred
Stock.

            MANDATORY CONVERSION

            On or after December 5, 2008, we may, at our option, cause the Cumulative Convertible Preferred Stock to be automatically converted into that number of shares of common stock for each share of Cumulative Convertible Preferred Stock equal to $50.00 (the liquidation preference) divided by the applicable conversion rate. We may exercise our conversion right only if, for 20 trading days within any period of 30 consecutive trading days (including the last trading day of such 30-day period), the closing price of our common stock exceeds 130% of the then prevailing conversion price of the Cumulative Convertible Preferred Stock.

            CONVERSION RIGHTS

            A holder of record of Cumulative Convertible Preferred Stock may convert its shares of Cumulative Convertible Preferred Stock at any time into shares of our common stock under any of the following circumstances:

                  - during any calendar quarter (and only during such calendar quarter) if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the conversion price per share of our common stock on such last trading day;

                  -     upon the occurrence of specified corporate transactions;
                        and

                  - subject to certain exceptions, during the five business day period immediately following any ten consecutive trading-day period in which the trading price per share of Cumulative Convertible Preferred Stock for each day of that period was less than 95% of the product of the closing sale price of our common stock and the applicable conversion rate of such share of Cumulative Convertible Preferred Stock; provided, however, a holder may not convert its shares of Cumulative Convertible Preferred Stock if the average closing sale price of our common stock for such ten consecutive trading-day period was between the then current conversion price on the Cumulative Convertible Preferred Stock and 120% of the then applicable conversion price on the Cumulative Convertible Preferred Stock.

            For each share of Cumulative Convertible Preferred Stock surrendered for conversion, holders will receive 5.0541 shares of our common stock. This represents an initial conversion price of $9.893 per share of common stock. The conversion rate may be adjusted for certain reasons, but it will not be adjusted for accumulated and unpaid dividends on the Preferred Stock.

      PRIMARY SOURCE OF FUNDS OF CMS ENERGY; RESTRICTIONS ON SOURCES OF
DIVIDENDS

            The ability of CMS Energy to pay (i) dividends on its capital stock and (ii) its indebtedness, including the Notes, depends and will depend substantially upon timely receipt of sufficient dividends or other distributions from its subsidiaries, in particular Consumers and Enterprises. Each of Consumers' and Enterprises' ability to pay dividends on its common stock depends upon its revenues, earnings and other factors. Consumers' revenues and earnings will depend substantially upon rates authorized by the MPSC.

            Consumers' Restated Articles of Incorporation ("ARTICLES") provide two restrictions on its payment of dividends on its common stock. First, prior to the payment of any common stock dividend, Consumers must reserve retained earnings after giving effect to such dividend payment of at least (i) $7.50 per share on all then outstanding shares of its preferred stock, (ii) in respect to its Class A Preferred Stock, 7.5% of the aggregate amount established by its Board of Directors to be payable on the shares of each series thereof in the event of involuntary liquidation of Consumers and (iii) $7.50 per share on all then outstanding shares of all other stock over which its preferred stock and Class A Preferred Stock do not have preference as to the payment of dividends and as to assets. Second, dividend payments during the 12 month period ending with the month the proposed payment is to be paid are limited to: (i) 50% of net income available for the payment of dividends during the base period, if the ratio of common stock and surplus to total capitalization and surplus for 12 consecutive calendar months within the 14 calendar months immediately preceding the proposed dividend payment (the "BASE PERIOD"), adjusted to reflect the proposed dividend, is less than 20%; and (ii) 75% of net income available for the payment of dividends during the base period if the ratio of common stock and surplus to total capitalization and surplus for the base period, adjusted to reflect the proposed dividend, is at least 20% but less than 25%.

            In addition, Consumers' indenture dated as of January 1, 1996, between Consumers and The Bank of New York, as trustee (the "PREFERRED SECURITIES INDENTURE"), and certain preferred securities guarantees by Consumers dated January 23, 1996, September 11, 1997 and October 25, 1999 (collectively, the "CONSUMERS PREFERRED SECURITIES GUARANTEES"), in connection with which the 8.36% Trust Originated Preferred Securities of Consumers Power Company Financing I, the 8.20% Trust Originated Preferred Securities of Consumers Energy Company Financing II, the 9 1/4% Trust Originated Preferred Securities of Consumers Energy Company Financing III and the 9.00% Trust Preferred Securities of Consumers Energy Company Financing IV (collectively, the "CONSUMERS TRUST PREFERRED SECURITIES") were issued, provide that Consumers shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock if (i) there shall have occurred any event that would constitute an event of default under the Preferred Securities Indenture or the trust agreements pursuant to which the Consumers Trust Preferred Securities were issued, (ii) a default has occurred with respect to its payment of any obligations under the Consumers Preferred Securities Guarantees or certain Consumers common stock guarantees or
(iii) it gives notice of its election to extend the interest payment period on the subordinated notes issued under the Preferred Securities Indenture, at any time for up to 20 consecutive quarters, provided, however, Consumers may declare and pay stock dividends where the dividend stock is the same stock as that on which the dividend is being paid.

            Consumers' ability to pay dividends is also restricted by several existing loan agreements. The loan agreements are:

            - The Amended and Restated Credit Agreement dated as of August 3, 2004 among Consumers, Bank One, N.A., as agent, and the financial institutions named therein; and

            - Term Loan Agreement dated as of November 7, 2003 among Consumers, Bank One, N.A., as agent, and the financial institutions named therein.

            Pursuant to these loan agreements, so long as there exists no event of default under these agreements, Consumers may pay dividends in an aggregate amount not to exceed $300 million during any calendar year.

            On June 2, 2003, the MPSC issued a financing order authorizing the issuance of $554 million of securitization bonds. The order would prohibit Consumers from paying any extraordinary dividends to us until further order of the MPSC. Pursuant to the order, extraordinary dividends are considered any amount over and above Consumers' earnings. The order also directed that the securitization charges be designed such that retail open access customers would pay a significantly smaller charge than would full service customers. On July 1, 2003, Consumers filed a petition for rehearing and clarification of certain portions of the order with the MPSC, including the portion dealing with the design of the securitization charges. In December 2003, the MPSC issued its order on rehearing, which rejected our requests for rehearing and clarification and remanded the proceeding to the administrative law judge for additional proceedings.

            In December 2003, the MPSC issued an order granting interim gas rate relief in the amount of $19.34 million annually. In connection with this rate relief, Consumers agreed to limit its dividends to CMS Energy to a maximum of $190 million annually during the period in which Consumers receives the interim relief. The MPSC stated in its order that it was not determining at that time whether dividend restrictions should continue after the issuance of a final order.

            Consumers' Articles also prohibit the payment of cash dividends on its common stock if Consumers is in arrears on preferred stock dividend payments.

            In addition, Michigan law prohibits payment of a dividend if, after giving it effect, Consumers or Enterprises would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the Articles permit otherwise, the amount that would be needed, if Consumers or Enterprises were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Currently, it is Consumers' policy to pay annual dividends equal to 80% of its annual consolidated net income. Consumers' Board of Directors reserves the right to change this policy at any time.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

            The following is a discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes and the common stock issuable upon conversion thereof by a Holder that will purchase the Notes and hold them as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the "CODE"). This discussion does not address any tax considerations that may apply to Holders subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, persons that mark-to-market their securities, tax-exempt entities, tax-deferred or other retirement accounts, persons subject to the alternative minimum tax, persons that hold Notes as a position in a straddle or as part of a hedging, constructive sale or conversion transaction for U.S. federal income tax purposes, or U.S. Holders (as defined herein) that have a functional currency other than the U.S. dollar.

            For purposes of this discussion, a "U.S. HOLDER" means a beneficial owner of Notes that is, for U.S. federal income tax purposes:

-     an individual who is a citizen or resident of the United States;

- a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

- an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

- a trust the administration of which is subject to the primary supervision of a court in the United States and for which one or more U.S. persons have the authority to control all substantial decisions.

            The term "U.S. HOLDER" also includes certain former citizens and residents of the United States.

            If a partnership holds Notes, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners of partnerships that will hold Notes should consult their tax advisors.

            As used herein, a "NON-U.S. HOLDER" is a beneficial owner of Notes that is not a U.S. Holder.

            This summary is based on the Code, Treasury regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, which change may be retroactive and may affect the tax consequences described herein.

            THIS DISCUSSION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE NOTES OR THE COMMON STOCK ISSUABLE UPON CONVERSION THEREOF. IT DOES NOT TAKE INTO ACCOUNT THE INDIVIDUAL CIRCUMSTANCES OF ANY PARTICULAR PROSPECTIVE INVESTOR, NOR DOES IT ADDRESS ANY ASPECT OF ESTATE OR GIFT TAX LAWS OR OF STATE, LOCAL OR FOREIGN TAX LAWS. WE STRONGLY URGE A HOLDER TO CONSULT ITS OWN TAX ADVISOR FOR ADVICE CONCERNING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THAT HOLDER'S PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER STATE, LOCAL OR FOREIGN TAX LAWS.

U.S. HOLDERS

      PAYMENTS OF INTEREST

            Interest paid on the Notes will be included in the income of a U.S. Holder as ordinary income at the time it is received or accrued, in accordance with such Holder's regular method of accounting for U.S. federal income tax purposes.

            If the Notes' stated redemption price at maturity (generally, the sum of payments under a Note other than payments of stated interest unconditionally payable at least annually) exceeds their issue price by more than a de minimis amount, a U.S. Holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of any cash payment attributable to this accrued income. It is anticipated (and this discussion assumes) that the Notes will be issues with less than a de minimis amount of original issue discount.

      SALE, EXCHANGE, REDEMPTION OR REPURCHASE OF NOTES

            A U.S. Holder's tax basis in a Note generally will equal its cost. A U.S. Holder generally will recognize gain or loss on the sale, exchange (other than conversion) redemption or repurchase of a Note equal to the difference between the amount realized on the disposition, excluding any amounts attributable to accrued but unpaid interest (which will be taxable as such), and the U.S. Holder's tax basis in the Note. This gain or loss will be capital gain or loss and will generally be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year and otherwise will be short-term capital gain or loss. Long-term capital gains of individuals are subject to U.S. federal income tax at preferential rates, which have been reduced for long-term capital gains recognized before January 1, 2009. Short-term capital gains are taxed at rates applicable to ordinary income. The deductibility of capital losses is subject to limitations.

      CONVERSION OF THE NOTES

            A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a Note into common stock except with respect to cash received in lieu of a fractional share of common stock. Cash received in lieu of a fractional share upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the Holder's adjusted tax basis in the fractional share).

            A U.S. Holder's tax basis in the common stock received on conversion of a Note will be the same as such Holder's adjusted tax basis in the Note at the time of conversion (reduced by any basis allocable to a fractional share interest), and the holding period for the common stock received on conversion will generally include the holding period of the Note converted.

      CONSTRUCTIVE DIVIDENDS

            The conversion price of the Notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury regulations issued thereunder may treat the U.S. Holder of the Notes as having received a constructive distribution, resulting in ordinary income characterized as a dividend (subject to a possible dividends-received deduction in the case of certain corporate U.S. Holders) to the extent of our current and accumulated earnings and profits. This will occur if and to the extent that certain adjustments in the conversion price (for example, an adjustment to reflect a taxable dividend to holders of common stock) increase the proportionate interest of a U.S. Holder of the Notes in the fully diluted common stock, whether or not such U.S. Holder ever exercises its conversion privilege. Similarly, a failure to adjust the conversion price of the Notes to reflect a stock dividend or similar event could give rise to constructive dividend income to U.S. Holders of our common stock in certain circumstances. In the case of any such constructive dividend distribution, a U.S. Holder may recognize income even though such U.S. Holder does not receive any cash or property as a result of the conversion price adjustment. Generally, a U.S. Holder's basis in a Note will be increased by the amount of any constructive dividend. Certain adjustments to the conversion price, as provided in this prospectus, made pursuant to a bona fide, reasonable adjustment formula that has the effect of preventing dilution of the interests of the holders of the Notes, however, generally will not be considered to result in a constructive dividend.

      DISTRIBUTIONS ON COMMON STOCK

            Distributions, if any, made on our common stock after a conversion generally will be treated as a dividend to the extent of our current or accumulated earnings and profits, calculated for U.S. federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital that reduces the U.S. Holder's basis in the common stock until the basis has been reduced to zero, and thereafter as capital gain. Dividends received by a corporate U.S. Holder may qualify for a dividends-received deduction, and, for taxable years beginning before January 1, 2009, dividends received by an individual may qualify for preferential rates of taxation; however, in each case, certain holding period requirements and other limitations may apply.

      SALE OR EXCHANGE OF COMMON STOCK

            Upon the sale or exchange of common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received upon the sale or exchange and such U.S. Holder's adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in common stock is more than one year and otherwise will be short-term gain or loss. Long-term capital gains of individuals are subject to U.S. federal income tax at preferential rates, which have been reduced for long-term capital gains recognized before January 1, 2009. Short-term capital gains are taxed at rates applicable to ordinary income, which, for gains recognized before January 1, 2009,

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

may be taxed at rates higher than those applicable to dividends. The deductibility of capital losses is subject to limitations.

NON-U.S. HOLDERS

      PAYMENTS OF INTEREST

            Interest on Notes paid to a Non-U.S. Holder will not be subject to U.S. federal income tax unless: (i) the interest is "effectively connected" with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, if required under an applicable income tax treaty, is attributable to a permanent establishment maintained in the United States by the Non-U.S. Holder); (ii) the Non-U.S. Holder owns, actually, indirectly or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is a controlled foreign corporation related, directly or indirectly, to us through stock ownership or is a bank which acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; or (iii) the Non-U.S. Holder fails to certify its nonresident status (as described below).

            Except to the extent that an applicable income tax treaty otherwise provides, generally a Non-U.S. Holder will be taxed in the same manner as a U.S. Holder with respect to interest that is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business. A corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on any "effectively connected" interest on the Notes.

            To certify its nonresident status, a Non-U.S. Holder may provide an IRS ("INTERNAL REVENUE SERVICE") Form W-8BEN (or appropriate substitute form) to us or our paying agent. If a Non-U.S. Holder holds the Notes through a financial institution or other agent acting on the Holder's behalf, the Non-U.S. Holder will be required to provide appropriate documentation to the agent. The agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If a Non-U.S. Holder is engaged in a U.S. trade or business, it would be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or appropriate substitute form) in lieu of the certification of nonresident status to avoid withholding tax. Non-U.S. Holders should consult their tax advisors concerning certification requirements.

      SALE, EXCHANGE, CONVERSION OR REDEMPTION OF THE NOTES OR COMMON STOCK

            Gain recognized by a Non-U.S. Holder on the sale, exchange (including conversion) or retirement of Notes or on the sale or exchange of common stock will not be subject to U.S. federal income tax unless: (i) the gain is "effectively connected" with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, if required under an applicable income tax treaty, is attributable to a permanent establishment maintained in the United States by the Non-U.S. Holder); (ii) in the case of gain recognized by a Non-U.S. Holder who is an individual, he or she is present in the United States for a total of 183 days or more during the taxable year in which such gain is recognized and certain other conditions are met; or (iii) in certain circumstances, if we are, or have been, a U.S. real property holding corporation within the meaning of
Section 897(c)(2) of the Code for U.S. federal income tax purposes. We do not believe that we are currently a U.S. real property holding corporation or that we will become one in the future.

            Except to the extent that an applicable income tax treaty otherwise provides, generally a Non-U.S. Holder will be taxed in the same manner as a U.S. Holder with respect to gain that is effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business. A corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on any "effectively connected" gain on the Notes.

      DISTRIBUTIONS ON COMMON STOCK

            Distributions, if any, made on our common stock after a conversion generally will be treated as a dividend to the extent of our current or accumulated earnings and profits, calculated for U.S. federal income tax purposes. Dividends paid on common stock held by a Non-U.S. Holder generally will be subject to U.S. withholding tax at a 30% rate, unless an applicable U.S. income tax treaty provides for the reduction or elimination of such withholding tax or the dividends are effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business. A Non-U.S. Holder generally will be required to provide an IRS Form W-8BEN (or appropriate substitute form) to claim a reduction or exemption from withholding.

            Except to the extent that an applicable income tax treaty otherwise provides, generally a Non-U.S. Holder will be taxed in the same manner as a U.S. Holder with respect to dividends that are effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business. A corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on any "effectively connected" dividends.

            Distributions in excess of our current and accumulated earnings and profits will be treated as a non-taxable return of capital that reduces the U.S. Holder's basis in the common stock until the basis has been reduced to zero, and thereafter as capital gain. Such capital gain will generally not be taxable to a Non-U.S. Holder except under the circumstances described above relating to the sale, exchange, conversion or redemption of the Notes or common stock.

            A Non-U.S. Holder deemed to have received a constructive dividend in respect of a change in the conversion rate of the Notes generally will be subject to the rules relating to the U.S. federal income tax treatment of dividends described herein.

      BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

            A U.S. Holder (other than an "exempt recipient," including a corporation and certain other persons who, when required, demonstrate their exempt status) may be subject to backup withholding at the applicable statutory rate on, and to information reporting with respect to, payments of principal, premium, if any, and interest on the Notes, payments of dividends on our common stock and to proceeds from the sale, exchange or other disposition of the Notes or our common stock if the U.S. Holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable certification requirements. Backup withholding tax is not an additional tax and may be credited against a U.S. Holder's regular U.S. federal income tax liability or refunded by the IRS.

            Non-U.S. Holders are generally exempt from information reporting and backup withholding provided, if necessary, they certify their nonresident status or otherwise demonstrate their exemption. Any backup withholding tax generally will be allowed as a credit or refund against the Non-U.S. Holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

                             SELLING SECURITYHOLDERS

            The Notes were originally issued by us and sold by Citigroup Global Markets Inc., Merrill, Lynch, Pierce, Fenner & Smith Incorporated, and Deutsche Bank Securities Inc. (the "INITIAL PURCHASERS") in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the Notes listed below and the shares of common stock issued upon conversion of such Notes. When we refer to the "selling securityholders" in this prospectus, we mean those persons listed in the table below, as well as the assignees, transferees, successors and others who later hold any of the selling securityholders' interests in restricted securities.

            The table below sets forth the name of each selling securityholder, the principal amount of Notes that each selling securityholder may offer pursuant to this prospectus and the number of shares of common stock into which such Notes are convertible. Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding common stock.

            The principal amounts of the Notes provided in the table below is based on information provided to us by the selling securityholders at various dates through September 24, 2004, and the percentages are based on $150 million aggregate principal amount of Notes outstanding. The number of shares of common stock that may be sold is based on the current conversion rate of 93.7137 shares of common stock per $1,000 principal amount of Notes.

            Since the date on which each selling securityholder provided the information below, such selling securityholder may have sold, transferred or otherwise disposed of all or a portion of its Notes in a transaction exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders is expected to change from time to time. If we are informed of any changed information, it will be set forth in supplements to this prospectus to the extent required. In addition, the conversion ratio, and therefore the number of shares of our common stock issuable upon conversion of the Notes, is subject to adjustment under the circumstances described in this prospectus. Accordingly, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease.

            The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the Notes or shares of common stock issuable upon conversion of the Notes, we cannot estimate the amount of Notes or common stock that the selling securityholders will hold upon consummation of any such sales.

                                                                AGGREGATE PRINCIPAL  PERCENTAGE OF  NUMBER OF SHARES OF
                                                                  AMOUNT OF NOTES        NOTES      COMMON STOCK COVERED
                             NAME                                 THAT MAY BE SOLD    OUTSTANDING   BY THIS PROSPECTUS (1)
                             ----                               -------------------  -------------  ----------------------
Amaranth L.L.C................................................       $3,700,000           2.47%
BNP Paribas Equity Strategies, SNC............................        5,545,000           3.70               519,681
Citigroup Global Markets......................................           50,000              *                 4,686
CNH CA Master Account, L.P....................................        1,500,000           1.00               140,581
CooperNeff Convertible Strategies (Cayman) Master Fund, L.P...        6,151,000           4.10               576,476
DBAG London...................................................       36,700,000          24.47             3,439,550
DKR Sound Shore Strategic Holding Fund Ltd....................        2,000,000           1.33               187,441
Evergreen Utility Fund........................................           40,000              *                 3,748
Goldman Sachs & Co............................................            5,000              *                   468
Highbridge International LLC..................................       18,000,000          12.00             1,686,846
KdC Convertible Arbitrage L.P.................................           90,000              *                 8,434
KdC Convertible Arbitrage Master Fund C.V.....................           30,000              *                 2,811
Lyxor/Convertible Arbitrage Fund Limited......................        1,030,000              *                96,532
McMahon Securities Co. L.P....................................        1,000,000              *                93,720
Pioneer High Yield Fund.......................................       10,550,000           7.03               988,753
Pioneer US High Yield Corp Bond Sub Fund......................          650,000              *                60,918
Polaris Vega Fund L.P.........................................        2,300,000           1.53               215,541
Royal Bank of Canada..........................................           20,000              *                 1,874
San Diego County Employee Retirement Association..............        1,000,000              *                93,720
SingleHedge U.S. Convertible Arbitrage Fund...................        1,288,000              *               120,712
Sturgeon Limited..............................................        1,136,000              *               106,466
Sunrise Partners Limited Partnership..........................        4,700,000           3.13               440,454
Wachovia Bank National Association............................        2,500,000           1.67               234,301
Zazove Convertible Arbitrate Fund, L.P........................        4,500,000           3.00               421,743
Zazove Hedged Convertible Fund, L.P...........................        3,000,000           2.00               281,162
Zazove Income Fund, L.P.......................................        1,000,000              *                93,720
Zurich Institutional Benchmarks Master Fund Ltd...............        1,000,000              *                93,720

*     Less than 1%

(1)   Assumes conversion of all of the holders' Notes at a conversion rate of
      93.7137 shares of common stock for each $1,000 principal amount of Notes. This conversion rate is subject to adjustment as described under "Description of the Notes - Conversion Rights - Conversion Rate Adjustments." As a result, the amount of common stock issuable upon conversion of the Notes may increase or decrease in the future.

                              PLAN OF DISTRIBUTION

            The selling securityholders are the only persons authorized to offer and sell the securities covered by this prospectus. We will not receive any of the proceeds from the offering of the Notes or the common stock by the selling securityholders. In connection with the initial offering of the Notes, we entered into a registration rights agreement. Securities may only be offered or sold under this prospectus pursuant to the terms of the registration rights agreement. However, selling securityholders may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 or 144A under the Securities Act, provided they meet the criteria and conform to the requirements of one of these rules. We are registering the Notes and shares of our common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts, expenses of each Holder's counsel, selling commissions and transfer taxes, in connection with the registration and sale of the Notes and shares of common stock covered by this prospectus.

            We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the securities offered hereby from time to time:

                  -     directly; or

                  - through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders or from the purchasers of the securities for whom they may act as agent.

            The Notes and the shares of our common stock may be sold from time to time in one or more transactions at:

                  -     fixed prices, which may be changed;

                  -     prevailing market prices at the time of sale;

                  -     varying prices determined at the time of sale; or

                  -     negotiated prices.

            These prices will be determined by the Holders of the securities or by agreement between these Holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the securities offered by them hereby will be the purchase price of the securities less discounts and commissions, if any.

            The sales described in the preceding paragraph may be effected in transactions:

                  - on any national securities exchange or quotation system on which the Notes or shares of our common stock may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of our common stock;

                  -     in the over-the-counter market;

                  - in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

                  -     through the writing of options or similar securities.

            These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

            In connection with the sales of the Notes and shares of our common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the securities in the course of hedging their positions. The selling securityholders may also sell the securities short and deliver the securities to close out short positions, or loan or pledge the securities to broker-dealers that in turn may sell the securities.

            To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Notes or the shares of our common stock covered by this prospectus. Selling securityholders may sell none, some or all of the securities covered by this prospectus. In addition, we cannot assure you that a selling securityholder will not sell, donate or otherwise transfer the Notes or common stock by other means not described in this prospectus.

            Our common stock is listed for trading on the New York Stock
Exchange.

            The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the Notes or our common stock may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the Notes or our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions under the Securities Act. To the extent the selling securityholders may be deemed to be underwriters, the selling securityholders may be subject to statutory liabilities, including, but not limited to, liabilities under Sections 11, 12 and 17 or the Securities Act and Rule 10b-5 under the Exchange Act.

            The selling securityholders will be subject to the prospectus delivery requirements of the Securities Act. At any time a particular offer of the securities is made, we will, if reasonably requested, prepare a revised prospectus or prospectus supplement, if required, which discloses information required to be disclosed under the registration rights agreement including:

                  - the name of the selling securityholders and any participating underwriters, broker-dealers or agents;

                  - the aggregate amount and type of securities being offered;

                  - the offering price of the securities and other material terms of the offering; and

                  - any discounts, commissions, concessions or other items constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

            The prospectus supplement or a post-effective amendment will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the securities.

            We have agreed to indemnify the initial purchasers and each selling securityholder, and each selling securityholder has agreed to indemnify us, our directors, our officers who sign the shelf registration statement to which this prospectus relates and each person, if any, who controls CMS Energy within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against specified liabilities arising under the Securities Act, the Exchange Act or other applicable law.

            The selling securityholders and any other person participating in such distribution will be subject to certain provisions of the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Notes and the underlying shares of our common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Notes and the underlying shares of our common stock to engage in market-making activities with respect to the particular Notes and the underlying shares of our common stock being distributed for a period of up to five business days prior to the commencement of distribution. This may affect the marketability of the Notes and the underlying shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the Notes and the underlying shares of our common stock.

            Under the registration rights agreement, we are obligated to use our reasonable best efforts to keep the shelf registration statement of which this prospectus forms a part effective until the earliest of:

                  - the time when all of the Notes have been sold pursuant to the shelf registration statement of which this prospectus forms a part;

                  - the time when the Holders of the Notes are able to sell all such Notes pursuant to Rule 144 under the Securities Act;

                  -     the time when there are no longer any Notes outstanding;
                        or

                  -     July 17, 2005.

            Our obligation to keep the shelf registration statement effective is subject to specified, permitted exceptions set forth in the registration rights agreement. In these cases, we may prohibit offers and sales of the Notes and shares of our common stock pursuant to the shelf registration statement.

            We may suspend the use of this prospectus upon the occurrence or existence of certain specified events or conditions that, in our sole judgment, make it appropriate for us to take such action. Each selling securityholder has agreed not to trade securities from the time the selling securityholder receives notice from us of this type of event or condition until the selling securityholder receives a prospectus supplement or amendment, or is advised that this prospectus may be used.

                                  LEGAL MATTERS

            Robert C. Shrosbree, Assistant General Counsel for CMS Energy Corporation, will render opinions as to the legality of the Notes for CMS Energy.

                                     EXPERTS

            The consolidated financial statements and schedule of CMS Energy appearing in its Annual Report (Form 10-K/A) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference which are based in part on the report of Price Waterhouse, independent accountants, for Jorf Lasfar and the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, for 2003 and 2002 and Arthur Andersen LLP, independent accountants, (who have ceased operations) for 2001 for the MCV Partnership. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

            The financial statements of Emirates CMS Power Company PJSC appearing in CMS Energy's Annual Report (Form 10-K/A) for the year ended December 31, 2003, have been audited by Ernst & Young, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

            The financial statements of Jorf Lasfar as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 incorporated herein by reference have been so included in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

            The consolidated financial statements of the MCV Partnership as of and for the years ended December 31, 2003 and 2002 incorporated herein by reference have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

            The audited consolidated financial statements of the MCV Partnership for the year ended December 31, 2001, incorporated herein by reference, have been audited by Arthur Andersen LLP, independent accountants. Arthur Andersen LLP has not consented to the inclusion of their report on the financial statements of the MCV Partnership for the year ended December 31, 2001 in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under
Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                                                            AMOUNT
                                                            ------
Filing fee -- Securities and Exchange Commission.........   $ 19,005
Listing on New York Stock Exchange.......................      2,500
*Trustees expenses.......................................     10,000
*Printing and Engraving..................................     30,000
*Services of counsel.....................................      5,000
*Services of Registered Public Accounting Firms..........     25,000
*Rating Agency Fees......................................      5,000
*Blue Sky fees and expenses..............................      5,000
*Miscellaneous...........................................      5,000
                                                            --------
          Total..........................................   $106,505
                                                            ========

----------

* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The following resolution was adopted by the Board of Directors of CMS Energy on May 6, 1987:

                  RESOLVED: That effective March 1, 1987 the Corporation shall indemnify to the full extent permitted by law every person (including the estate, heirs and legal representatives of such person in the event of the decease, incompetency, insolvency or bankruptcy of such person) who is or was a director, officer, partner, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability, costs, expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement, incurred by or imposed upon the person in connection with or resulting from any claim or any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative, investigative or of whatever nature, arising from the person's service or capacity as, or by reason of the fact that the person is or was, a director, officer, partner, trustee, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such right of indemnification shall not be deemed exclusive of any other rights to which the person may be entitled under statute, bylaw, agreement, vote of shareholders or otherwise.

                        CMS Energy's Bylaws provide:

                  The Corporation may purchase and maintain liability insurance, to the full extent permitted by law, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity.

                    Article VIII of CMS Energy's Articles of Incorporation, as amended reads:

                  A director shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty as a director except
(i) for a breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for a violation of
Section 551(1) of the Michigan Business Corporation Act, and (iv) any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article VIII, and no modification to its provisions by law, shall apply to, or have any effect upon, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

                    Article IX of CMS Energy's Articles of Incorporation, as amended reads:

                  Each director and each officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by law against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense of any proceeding in which he or she was or is a party or is threatened to be made a party by reason of being or having been a director or an officer of the Corporation. Such right of indemnification is not exclusive of any other rights to which such director or officer may be entitled under any now or thereafter existing statute, any other provision of these Articles, bylaw, agreement, vote of shareholders or otherwise. If the Business Corporation Act of the State of Michigan is amended after approval by the shareholders of this
Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Act of the State of Michigan, as so amended. Any repeal or modification of this Article IX by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                  Sections 561 through 571 of the Michigan Business Corporation Act provides CMS Energy with the power to indemnify directors, officers, employees and agents against certain expenses and payments, and to purchase and maintain insurance on behalf of directors, officers, employees and agents.

                  Officers and directors are covered within specified monetary limits by insurance against certain losses arising from claims made by reason of their being directors or officers of CMS Energy or of CMS Energy's subsidiaries and CMS Energy's officers and directors are indemnified against such losses by reason of their being or having been directors of officers of another corporation, partnership, joint venture, trust or other enterprise at CMS Energy's request. In addition, CMS Energy has indemnified each of its present directors by contracts that contain affirmative provisions essentially similar to those in sections 561 through 571 of the Michigan Business Corporation Act cited above.

ITEM 16. EXHIBITS.

               PREVIOUSLY FILED
            ---------------------
            WITH FILE  AS EXHIBIT
 EXHIBITS    NUMBER      NUMBER                                DESCRIPTION
---------   ---------  ----------  --------------------------------------------------------------------------
(4)(a)       33-47629      (4)(a)  --  Indenture dated as of September 15, 1992 between CMS Energy and NBD
                                       Bank, as Trustee (predecessor to ultimate successor, J.P. Morgan
                                       Trust Company N.A.) (Form S-3 filed May 1, 1992)
                                   --  Indentures Supplemental thereto:
(4)(a)(i)   333-37241      (4)(a)  --  4th dated as of 09/26/97 (Form S-3 filed October 6, 1997)
(4)(a)(ii)     1-9513      (4)(d)  --  6th dated as of 01/13/98 (1997 Form 10-K)
(4)(a)(iii)    1-9513   (4)(d)(i)  --  7th dated as of 01/25/99 (1998 Form 10-K)
(4)(a)(iv)  333-48276      (4)     --  10th dated as of 10/12/00 (Form S-3 filed October 19, 2000)
(4)(a)(v)   333-58686      (4)     --  11th dated as of 03/29/01 (Form S-8 filed April 11, 2001)
(4)(a)(vi)  333-51932      (4)(a)  --  12th dated as of 07/02/01 (Form POS AM filed August 8, 2001)
(4)(a)(vii)    1-9513   (4)(e)(i)  --  13th dated as of 07/16/03 (2003 Form 10-K)
(4)(a)(viii)   1-9513  (4)(e)(ii)  --  14th dated as of 07/17/03 (2003 Form 10-K)
(4)(b)         1-9513      (4)(k)  --  Registration Rights Agreement dated as of July 17, 2003 between
                                       CMS Energy and the Initial Purchasers, all as defined therein (2003
                                       Form 10-K)
(5)                                --  Opinion of Robert C. Shrosbree, Assistant General Counsel for CMS
                                       Energy
(8)                                --  Opinion of Jay M. Silverman, Tax Counsel for CMS Energy regarding tax matters
(12)                               --  Statement regarding computation of CMS Energy's Ratio of Earnings to
                                       Fixed Charges
(23)(a)                            --  Consent of Robert C. Shrosbree, Assistant General Counsel for CMS
                                       Energy (included in Exhibit 5 above)
(23)(b)                            --  Consent of Jay M. Silverman, Tax Counsel for CMS Energy (included in
                                       Exhibit 8 above)
(23)(c)                            --  Consent of Ernst & Young LLP
(23)(d)                            --  Consent of PricewaterhouseCoopers LLP
(23)(e)                            --  Consent of Price Waterhouse
(23)(f)                            --  Consent of Ernst & Young
(24)                               --  Power of Attorney for CMS Energy
(25)                               --  Statement of Eligibility and Qualification of J.P. Morgan Trust
                                       Company, N.A.

            Exhibits listed above that have heretofore been filed with the Securities and Exchange Commission pursuant to various acts administered by the Commission, and which were designated as noted above, are hereby incorporated herein by reference and made a part hereof with the same effect as if filed herewith.

ITEM 17. UNDERTAKINGS.

            The undersigned registrants hereby undertake:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (a) To include any prospectus required by Section 10(a)(3) of the Securities Act; (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the total, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the total, the changes in volume and price represent no more than a 20% change in the maximum total offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (a) and (b) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that as claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and be governed by the final adjudication of such issue.

            (6) That (a) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (b) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, and State of Michigan, on the 24th day of September, 2004.

                                        CMS ENERGY CORPORATION

                                        By:   /s/ Thomas J. Webb
                                           ---------------------
                                              Thomas J. Webb
                                              Executive Vice President and
                                              Chief Financial Officer

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 24th day of September 2004.

                NAME                                 TITLE
                ----                                 -----
(i)    PRINCIPAL EXECUTIVE OFFICER:

       /s/ KENNETH WHIPPLE
------------------------------------    Chairman of the Board
           Kenneth Whipple              and Chief Executive Officer

(ii)   PRINCIPAL FINANCIAL OFFICER:

       /s/ THOMAS J. WEBB
------------------------------------    Executive Vice President and
           Thomas J. Webb               Chief Financial Officer

(iii)  CONTROLLER OR PRINCIPAL ACCOUNTING OFFICER

       /s/ GLENN P. BARBA
------------------------------------    Vice President, Controller and Chief
           Glenn P. Barba               Accounting Officer

                  *
------------------------------------
        (Merribel S. Ayers)             Director

                  *
------------------------------------
           (Earl D. Holton)             Director

                  *
------------------------------------
           (David W. Joos)              Director

                  *
------------------------------------
       (Michael T. Monahan)             Director


                  *
------------------------------------
       (Joseph F. Paquette, Jr.)        Director

                  *
------------------------------------
         (William U. Parfet)            Director

                  *
------------------------------------
             (Percy A. Pierre)          Director

                  *
------------------------------------
         (S. Kinnie Smith, Jr.)         Director

                  *
------------------------------------
          (Kenneth L. Way)              Director

                  *
------------------------------------
            (Kenneth Whipple)           Director

                  *
------------------------------------
          (John B. Yasinsky)            Director

*By:   /s/ THOMAS J. WEBB
    --------------------------------
     Thomas J. Webb
     Attorney in-fact

                             EXHIBIT INDEX

               PREVIOUSLY FILED
            ---------------------
            WITH FILE  AS EXHIBIT
 EXHIBITS    NUMBER      NUMBER                                DESCRIPTION
---------   ---------  ----------  --------------------------------------------------------------------------
  (4)(a)     33-47629      (4)(a)  -- Indenture dated as of September 15, 1992 between CMS Energy and NBD
                                      Bank, as Trustee (predecessor to ultimate successor, J.P. Morgan
                                      Trust Company N.A.) (Form S-3 filed May 1, 1992)
                                   -- Indentures Supplemental thereto:
(4)(a)(i)   333-37241      (4)(a)  -- 4th dated as of 09/26/97 (Form S-3 filed October 6, 1997)
(4)(a)(ii)     1-9513      (4)(d)  -- 6th dated as of 01/13/98 (1997 Form 10-K)
(4)(a)(iii)    1-9513   (4)(d)(i)  -- 7th dated as of 01/25/99 (1998 Form 10-K)
(4)(a)(iv)  333-48276       (4)    -- 10th dated as of 10/12/00 (Form S-3 filed October 19, 2000)
(4)(a)(v)   333-58686       (4)    -- 11th dated as of 03/29/01 (Form S-8 filed April 11, 2001)
(4)(a)(vi)  333-51932      (4)(a)  -- 12th dated as of 07/02/01 (Form POS AM filed August 8, 2001)
(4)(a)(vii)    1-9513   (4)(e)(i)  -- 13th dated as of 07/16/03 (2003 Form 10-K)
(4)(a)(viii)   1-9513  (4)(e)(ii)  -- 14th dated as of 07/17/03 (2003 Form 10-K)
(4)(b)         1-9513      (4)(k)  -- Registration Rights Agreement dated as of July 17,
                                      2003 between CMS Energy and the Initial Purchasers, all
                                      as defined therein (2003 Form 10-K)
(5)                                -- Opinion of Robert C. Shrosbree, Assistant General Counsel for CMS
                                      Energy
(8)                                -- Opinion of Jay M. Silverman, Tax Counsel for CMS Energy regarding tax matters
(12)                               -- Statement regarding computation of CMS Energy's Ratio of Earnings to
                                      Fixed Charges
(23)(a)                            -- Consent of Robert C. Shrosbree, Assistant General Counsel for CMS
                                      Energy (included in Exhibit 5 above)
(23)(b)                            -- Consent of Jay M. Silverman, Tax Counsel for CMS Energy (included in
                                      Exhibit 8 above)
(23)(c)                            -- Consent of Ernst & Young LLP
(23)(d)                            -- Consent of PricewaterhouseCoopers LLP
(23)(e)                            -- Consent of Price Waterhouse
(23)(f)                            -- Consent of Ernst & Young
(24)                               -- Power of Attorney for CMS Energy
(25)                               -- Statement of Eligibility and Qualification of J.P. Morgan Trust
                                      Company, N.A.

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